SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12


                               C-Phone Corporation
                -------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                 Not Applicable
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

                                       Not Applicable
              ------------------------------------------------------------------
         (2)  Aggregate number of securities to which transaction applies:


                                       Not Applicable
              ------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


              ------------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction:

                                         $1,000,000
              ------------------------------------------------------------------
         (5)  Total fee paid:

                                         $200
              ------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

                               C-Phone Corporation
                             6714 Netherlands Drive
                        Wilmington, North Carolina 28405
                                                                   July 26, 2001


                              IMPORTANT INFORMATION

         Although we encourage you to read the enclosed proxy statement in its entirety, we thought it would be helpful to provide some background information and brief answers to several questions.

Q. What proposals are shareholders being asked to consider at the upcoming special meeting?

A. Proposal 1 To approve the amendment to our charter to enable a majority of our outstanding shares to authorize a merger, consolidation or dissolution, or any sale, lease or other disposition of all or substantially all of our assets.

         Proposal 2 To approve the sale of our video conferencing assets to Motion Media Technology Inc., and authorize our dissolution and liquidation.

Q.       Why is this action being taken?

A. We have been operating as a video conferencing company since we went public in 1994. Despite achieving many of our goals, we have not been able to attain profitable operations and we do not have sufficient resources to continue. As a result, our Board of Directors has determined that it makes the most sense to wind up our operations and distribute, on a pro rata basis, our remaining assets, if any.

Q.       Why is my vote important?

A. Abstentions and non-votes will have the same effect as a no vote. Under New York State law and our current charter, a two-thirds vote is required to approve the proposed sale of assets to Motion Media and to approve the Plan of Dissolution. By amending the charter, a majority vote would then be required.

Q.       What happens if these proposals are approved?

A. If Proposal 1 is approved, it is more likely that the necessary vote to approve Proposal 2 will be obtained. If Proposal 2 is then approved, we intend to complete our proposed sale to Motion Media and, after we have paid or provided for our remaining liabilities, distribute all of our remaining assets to shareholders on a pro rata basis.

Q.       What if these proposals are not approved?

A. If Proposal 2 is not approved, C-Phone will be left without a viable business and without the resources to sustain operations. Under these circumstances, it is unlikely that any distribution to shareholders will be possible.

                               C-Phone Corporation
                             6714 Netherlands Drive
                        Wilmington, North Carolina 28405
                                                                   July 26, 2001


Dear C-Phone Shareholder:

                  As you may know, we announced last November that we had decided to wind up our video conferencing operations, sell our remaining inventory and license our technology, while considering strategic alternatives such as a business combination or a complete liquidation. For a number of months thereafter, we diligently sought proposals for a merger and/or an asset sale transaction from a number of parties and considered a variety of possible transactions. As described in the accompanying proxy statement, your Board of Directors is seeking your consideration of, and strongly urging you to vote "FOR", the proposal which is the culmination of that search - to authorize us to sell our video conferencing business and assets to Motion Media Technology Inc. and, then, wind up our affairs and dissolve.

                  Each member of our Board of Directors is firmly committed to these proposed transactions and believes that there is no better alternative currently available to preserve our remaining cash and, more importantly, to maximize value for shareholders.

                  If shareholders approve the sale of assets and plan of dissolution, we intend to distribute the proceeds from the asset sale and our other remaining net assets to shareholders on a pro rata basis, following the resolution of, or other provision for, our remaining liabilities. If this proposal is rejected, we believe that it would be difficult, if not impossible, for us to continue our business or identify another source of capital before we run out of cash. In such event, any possible distribution to shareholders is likely to be substantially reduced, if not eliminated entirely.

                  Under New York law applicable at the time of our organization, these transactions could not be consummated unless the holders of at least two-thirds of our outstanding shares of common stock entitled to vote at the Special Meeting voted in favor of the transactions. However, in 1998, the New York law was changed to permit matters of this nature to be approved by the vote of a majority of our outstanding shares, if we were to amend our Certificate of Incorporation. In order to permit the proposed transactions to be adopted by the vote of a majority of our outstanding shares, the first item of business at the Special Meeting will be to approve the amendment to our Certificate of Incorporation. If the amendment is not approved, the proposed transactions will continue to require the approval of the holders of two-thirds of our outstanding shares.

                  Your vote on each matter is very important. All unreturned proxies and abstentions will have the same effect as votes against the proposals. Therefore, and whether or not you plan to attend the Special Meeting, please take the time, and make the effort, to vote by returning the enclosed proxy form in the accompanying postage-paid envelope. Your early response will be greatly appreciated and will allow us to effect the proposed transactions at the lowest possible cost.

                  Your Board of Directors urges you to vote "FOR" each of the proposals.

                                         Sincerely,

                                         Paul H. Albritton
                                         President and Chief Executive Officer


THE TRANSACTIONS DESCRIBED IN THIS DOCUMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               C-Phone Corporation
                             6714 Netherlands Drive
                        Wilmington, North Carolina 28405

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         To Be Held On September 7, 2001

                  A Special Meeting of shareholders of C-Phone Corporation, a New York corporation, will be held on September 7, 2001, at 9:30 a.m. (local time), at the Holiday Inn Express & Suites, 160 Van Campen Boulevard, Wilmington, North Carolina, for the following purposes, each of which is described in the accompanying proxy statement:


         1. To approve an amendment to our Certificate of Incorporation to enable the holders of a majority of outstanding shares of common stock to authorize any merger, consolidation or dissolution, or any sale, lease, exchange or other disposition of all or substantially all of our assets;

         2. To approve the proposed sale of our video conferencing business and assets to Motion Media Technology Inc., to authorize our dissolution and liquidation and to authorize such further actions as may be necessary or desirable to consummate such transactions; and

         3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


                  Shareholders of record at the close of business on July 23, 2001 will be entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Attendance at the Special Meeting may be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. This Notice and the accompanying proxy statement are being first mailed on or about July 26, 2001.


                                           By Order of the Board of Directors,

                                           Paul H. Albritton
                                           President and Chief Executive Officer



July 26, 2001


IMPORTANT: All shareholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Special Meeting may vote in person, even if such shareholder previously signed and returned a proxy.

                                Table of Contents

Information Concerning Solicitation, Revocation
 and Voting of Proxies ........................................................1

Summary of the Proposals ......................................................3
Amendment to our Certificate of Incorporation .................................3
Sale of our Video Conferencing Business and Assets
  and the Plan of Dissolution and Liquidation .................................3

Investment Decision ...........................................................6

Risk Factors Relating to the Proposed Transactions ............................6
Estimates of the Net Proceeds to be Received
  by Shareholders may not be Realized .........................................6
Failure of Shareholders to Approve the Proposed Sale
  and Plan of Distribution ....................................................7
The Proposed Sale may not be Consummated ......................................7
Anticipated Timing of Distributions to Shareholders
  is Unknown ..................................................................8
Absence of Retention of Investment Banker .....................................8
Shareholders could be Liable for Return of
  Distributions ...............................................................8
Market for our Common Stock ...................................................8
Ability to Retain Qualified Directors .........................................9
Information About Forward-Looking Statements ..................................9

Proposal One - To Approve an Amendment to
  our Certificate of Incorporation ............................................9
Background of, and Reasons for, the
  Proposed Amendment ..........................................................9
The Proposed Amendment .......................................................10
Effect of the Proposed Amendment on the Other
  Proposal being presented ...................................................10
Vote required ................................................................10
Recommendation of the Board ..................................................10

Proposal Two - To Approve the Sale of our
  Video Conferencing Business to Motion Media
  and our Dissolution and Liquidation ........................................11
Description of the Proposed Sale - General Overview ..........................11
Background and History of, and Reasons for,
  the Proposed Sale ..........................................................11
Decertification ..............................................................16
Operating results for the fiscal year ended
  February 28, 2001 ..........................................................16
Buyer ........................................................................17
Sale Price ...................................................................17
Expected Proceeds from the Proposed Sale to
  Motion Media ...............................................................17
Expected Timing of the Proposed Sale .........................................18
Administrative Services Agreement ............................................18
Other Agreements .............................................................18
Representations and Warranties; Closing Conditions ...........................19
Covenants; Conduct Prior to and after the Closing ............................19
Non-Competition ..............................................................19
Indemnification ..............................................................20
Termination of the Sale Agreement ............................................20
Accounting Treatment of the Proposed Sale ....................................20
Price of Common Stock Preceding Announcement
  of the Proposed Sale .......................................................20
Interest of Certain Persons in Matters to be Acted
  Upon .......................................................................20
Description of the Plan of Dissolution - General
  Overview ...................................................................21
Background and Reasons for the Dissolution ...................................21
Dissolution and Liquidation Procedure ........................................21
Right to Modify, Amend or Terminate the Plan
  of Dissolution .............................................................22
Conduct Following the Dissolution ............................................22
Continuing Insurance .........................................................22
Sale of Remaining Assets .....................................................22
Payment of Claims and Obligations ............................................23
Judicial Liquidation .........................................................23
Distributions to Shareholders ................................................23
Liquidating Trust ............................................................24
Possible Effects of the Plan of Dissolution upon
  Directors, Officers and Principal Shareholders .............................24
Contingent Liability of Shareholders after
  Dissolution ................................................................24
Abandoned Property ...........................................................24
Closing of Common Stock Transfer Records .....................................25
Future Annual Meetings of Shareholders .......................................25
Certain Federal Income Tax Consequences ......................................25
No Appraisal Rights ..........................................................26
Government Approvals and Regulatory Matters ..................................26
Vote Required ................................................................26
Recommendation of the Board ..................................................27

Other Matters ................................................................27

Other Information ............................................................27
Voting Securities and Principal Holders Thereof ..............................27
Certain Transactions .........................................................28
Other Factors ................................................................29
Selected Financial Data ......................................................29
Where You Can Find More Information ..........................................30
Information Incorporated by Reference ........................................31

Exhibit A - Purchase and Sale of Assets
  Agreement ...............................................................A - 1

Exhibit B - Plan of Dissolution and Liquidation ...........................B - 1

Exhibit C - Audited Financial Statements ..................................C - 1

                               C-PHONE CORPORATION
                             6714 Netherlands Drive
                        Wilmington, North Carolina 28405

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------


               SPECIAL MEETING OF SHAREHOLDERS - SEPTEMBER 7, 2001


                             -----------------------


         This proxy statement is furnished in connection with the solicitation by the Board of Directors of C-Phone Corporation of proxies to be voted at the Special Meeting of shareholders to be held on September 7, 2001, and at any adjournment thereof.


      INFORMATION CONCERNING SOLICITATION, REVOCATION AND VOTING OF PROXIES

WHAT AM I VOTING ON?

o The proposed amendment to our Certificate of Incorporation, which will enable the holders of a majority of our outstanding shares of common stock to authorize any merger, consolidation or dissolution, or any sale, lease, exchange or other disposition of all or substantially all of our assets.

o The proposed sale of our video conferencing business and assets, which constitutes substantially all of our assets, to Motion Media Technology Inc. pursuant to the terms of a Purchase and Sale of Assets Agreement, dated as of March 9, 2001, a copy of which is attached to this proxy statement as Exhibit A (which agreement we will refer to as the "Sale Agreement"), followed by our proposed dissolution and liquidation pursuant to a Plan of Dissolution and Liquidation, a copy of which is attached to this proxy statement as Exhibit B (which we will refer to as the "Plan of Dissolution" or the "Plan").

HOW DOES APPROVAL OF THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AFFECT THE OTHER PROPOSAL?

         If shareholders approve the proposed amendment by vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting, then the requisite vote to approve the proposed sale of our video conferencing business and assets to Motion Media and the Plan of Dissolution will be lowered from two-thirds of the outstanding shares of common stock entitled to vote at the Special Meeting to a majority of such shares.

IF THE ASSET SALE IS APPROVED AND CLOSES, WHEN WILL I RECEIVE PAYMENT FOR MY SHARES OF COMMON STOCK?

         At present, we intend to make a distribution after the closing of the Motion Media transaction, the liquidation of our remaining assets, our resolution of all claims and our settlement of all liabilities. If we are unable to resolve all claims and settle all liabilities within one year after the Motion Media closing, we will distribute all remaining assets to a liquidating trust for the benefit of shareholders, which will hold such assets, pending such resolutions and settlements, for a period of up to three years. At such time, the remaining assets, if any, in the trust then will be distributed to shareholders.

WHAT IS THE AMOUNT OF PAYMENT THAT I SHOULD RECEIVE FROM LIQUIDATION?

         Uncertainties as to the net realizable value of our assets, the ultimate settlement amount of our liabilities and transaction costs make it is impossible to predict with certainty the amount that will ultimately be distributed to shareholders. Based upon information presently available to us, we believe that shareholders could, over time, receive proceeds from a liquidation of up to approximately $.03 per share.

WHAT ARE MANAGEMENT'S PLANS IF THE ASSET SALE PROPOSAL IS NOT ADOPTED?

         If shareholders either vote to reject the asset sale and the Plan of Dissolution or determine, for whatever reason, not to vote (so that the required minimum vote of holders (a) of a majority of all outstanding shares of common stock, if the proposed amendment to our Certificate of Incorporation is approved, or (b) of two- thirds of all outstanding shares if the amendment is not approved, is not obtained), then we would be left with a business which has not been able to achieve profitable operations, inadequate capital to continue to maintain such business and no current viable alternative business plan which our Board of Directors believes is in the best interests of shareholders. Moreover, our available cash then would be needed to sustain minimal operations, over time our cash probably would be depleted and we would not have the resources to thereafter make any distribution to shareholders.

WHO IS ENTITLED TO VOTE?


         The record date for the Special Meeting is July 23, 2001. Shareholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. You are entitled to one vote for each share of common stock that you held on this date, including shares:


o held directly in your name as the "shareholder of record" and

o held for you in an account with a broker, bank or other nominee.

HOW DO I VOTE BY PROXY?

         Sign and date each proxy form that you receive and return it in the prepaid envelope. If you return your signed proxy, but do not indicate your voting preferences, it will be voted FOR the approval of the amendment to our Certificate of Incorporation and FOR the approval of the sale of assets to Motion Media and the Plan of Dissolution, unless you are a broker.

         Sign your name exactly as it appears on the proxy form. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee or officer or agent of a company or partnership), indicate your name and your title or capacity. If your shares are held in custody for a minor (for example, under the Uniform Gift to Minors Act), the custodian should sign, not the minor. If your shares are held jointly both owners should sign.

         You have the right to revoke your proxy any time before the Special Meeting by (a) notifying the Secretary of C-Phone in writing, or (b) delivering to us a later-dated proxy. However, you will not revoke your proxy simply by attending the Special Meeting. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.
How do I vote in person?

         If you are a shareholder of record, you may vote your shares in person at the Special Meeting. However, we encourage you to vote by proxy, even if you plan to attend the Special Meeting.

HOW DO I VOTE MY SHARES THAT ARE HELD BY MY BROKER?

         If you have shares held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you. Most brokers accept instructions by mail and telephone and through the Internet. Your broker will vote your shares ONLY IF you provide written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. WITHOUT INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED by your broker, and the failure to vote will have the same effect as a vote AGAINST the approval of the amendment to our Certificate of Incorporation and AGAINST our proposed sale of assets to Motion Media and Plan of Dissolution.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY FORM?

         It means that your shares are registered in more than one account. To ensure that all your shares are voted, sign and return each proxy form that you receive from us or from your broker.

WHAT CONSTITUTES A QUORUM?


         A majority of all outstanding shares of common stock, which may be present or represented by proxy, constitutes a quorum for the Special Meeting. Adoption of either of the two proposals which are the subject of this proxy statement will require the affirmative vote of at least a majority of all outstanding shares of common stock. As of the July 23, 2001 record date, 8,990,092 shares of our common stock were outstanding.


HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH PROPOSAL?

         Under applicable New York law, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required for the approval of the amendment to our Certificate of Incorporation. If shareholders approve the proposed amendment, then the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting will be required for approval of the proposed sale of assets to Motion Media and the Plan of Dissolution. If shareholders fail to approve the proposed amendment, then the affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote at the Special Meeting will be required for approval of the proposed sale of assets to Motion Media and the Plan of Dissolution. Broker non-votes, abstentions and shares as to which proxy authority has been withheld all will have the same effect as votes against the proposals. A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for a proposal because the beneficial owner has not instructed the broker on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions.

WHAT PERCENTAGE OF THE COMMON STOCK IS OWNED BY THE DIRECTORS AND OFFICERS?

         Our directors and executive officers, in the aggregate, beneficially own approximately 14% of our outstanding common stock as of the record date. Each of our directors and executive officers have indicated that they currently intend to vote in favor of each of the proposals discussed in this proxy statement.

WILL ANY OTHER MATTERS BE PRESENTED TO SHAREHOLDERS AT THE SPECIAL MEETING?

         As of the date of this proxy statement, we do not know of any matters to be presented for consideration at the Special Meeting other than those described in this proxy statement. If any other matters properly come before the Special Meeting, the accompanying form of proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy, to the extent entitled, in accordance with their best judgment.

WHO WILL BE SOLICITING PROXIES AND WHO WILL BEAR THE COST?

         We will bear the cost of the Special Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, our directors, executive officers and regular employees (none of whom will be additionally compensated for such services) and other solicitors who may be retained by us may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and we will reimburse them for their reasonable expenses in connection therewith.

WHOM SHOULD I CONTACT WITH QUESTIONS?

         If you have any questions about how to complete and return your proxy form, you may contact Paul Albritton, our President and Chief Executive Officer, at (910) 395-6100 or by e-mail at paula@c-phone.com.

                            SUMMARY OF THE PROPOSALS
                            ------------------------

         The following is a summary of certain information contained in this proxy statement. This summary is not intended to be a complete discussion of all of the matters contained in this proxy statement and is qualified in its entirety by reference to the more detailed information contained elsewhere in this proxy statement and the Exhibits annexed to this proxy statement, as well as in the other documents referred to in this proxy statement. Shareholders are urged to read this proxy statement, the Exhibits and such other documents in their entirety.

          AMENDMENT TO OUR CERTIFICATE OF INCORPORATION (PROPOSAL ONE)

Voting Requirements for Certain Major
Transactions                                Under applicable New York law (a) a
                                            majority of the outstanding voting
                                            power is required for shareholders
                                            of a corporation formed after 1998
                                            to authorize any merger,
                                            consolidation or dissolution, or any
                                            sale, lease, exchange or other
                                            disposition of all or substantially
                                            all of its assets, and (b) we, and
                                            other New York corporations formed
                                            before 1998, are permitted to amend
                                            our Certificate of Incorporation to
                                            reduce the shareholder vote required
                                            for such transactions from
                                            two-thirds of the outstanding voting
                                            power to a majority.

Effectiveness of the Amendment              Immediately following shareholder
                                            approval at the Special Meeting, we
                                            intend to file an amendment to our
                                            Certificate of Incorporation with
                                            the Secretary of State of the State
                                            of New York. The amendment will take
                                            effect upon such filing and will
                                            become effective prior to the vote
                                            on the other proposal.

SALE OF OUR VIDEO CONFERENCING BUSINESS AND ASSETS AND THE PLAN OF DISSOLUTION AND LIQUIDATION (PROPOSAL TWO)

The Parties to the Sale -
         C-Phone Corporation                We are a New York corporation,
                                            organized in 1986. We have been a
                                            developer and provider of video
                                            communications products since we
                                            became a publicly-traded company in
                                            1994. See "Where You Can Find More
                                            Information."

Motion Media Technology Inc.                Motion Media is a wholly-owned
                                            subsidiary of a wholly-owned
                                            subsidiary of Motion Media PLC, a
                                            United Kingdom company listed on the
                                            London Stock Exchange under the
                                            symbol MMD.

Sale Price                                  $1,000,000, with the amount to be
                                            paid to us at closing being such
                                            amount less certain amounts that
                                            Motion Media will have paid to us
                                            prior to closing pursuant to various
                                            related agreements. As of June 28,
                                            2001, we had received an aggregate
                                            of $500,150 from Motion Media, and
                                            expect to receive an additional
                                            $344,850 during July, all of which
                                            will be credited against the sale
                                            price. In exchange for the balance
                                            of $155,000 to be paid at closing,
                                            we will transfer to Motion Media our
                                            video conferencing business and our
                                            remaining video conferencing assets.
                                            See "Proposal Two - Sale Price."

Anticipated Closing of the Proposed Sale    Within five days after the
                                            satisfaction or waiver of all the
                                            conditions precedent to Motion
                                            Media's obligation to close.

Conditions to Closing                       The Sale Agreement contains
                                            conditions to closing, customary for
                                            agreements of this type, including:
                                            (a) approval by the holders of the
                                            requisite number of outstanding
                                            shares of our common stock; and (b)
                                            Motion Media shall not have
                                            identified any matter or agreement
                                            materially adversely affecting our
                                            video conferencing business of which
                                            Motion Media was not aware prior to
                                            executing the Sale Agreement. See
                                            "Proposal Two - Representations and
                                            Warranties; Closing Conditions".

Indemnification                             We have agreed to indemnify Motion
                                            Media for any losses and expenses
                                            resulting from any inaccuracy or
                                            breach of our representations and
                                            warranties in the Sale Agreement, to
                                            the extent in excess of $20,000, as
                                            well as for losses and expenses
                                            resulting from any breach or default
                                            of our covenants in the Sale
                                            Agreement or resulting from our
                                            continuation, prior to closing, of
                                            the business we are selling Motion
                                            Media. The amount of the
                                            indemnification is limited to the
                                            sale price paid by Motion Media.

Termination                                 The Sale Agreement may be terminated
                                            prior to closing as follows:

                                            o    by either party if the closing
                                                 has not occurred by September
                                                 30, 2001, provided that such
                                                 party is not in material breach
                                                 of the Sale Agreement;

                                            o    by either party if, within ten
                                                 business days after written
                                                 notice, the other party has
                                                 failed to cure any material
                                                 breach of its obligations under
                                                 the Sale Agreement;

                                            o    by either party, within five
                                                 days after the Special Meeting
                                                 is concluded, if the requisite
                                                 favorable vote of shareholders
                                                 is not received; or

                                            o    by mutual consent of the
                                                 parties. See "Proposal Two -
                                                 Termination of the Sale
                                                 Agreement".

Interest of Certain Persons                 Certain of our employees have been,
In the Proposed Sale                        or are expected to be, offered
                                            employment by Motion Media. Our
                                            co-founders and principal
                                            shareholders, Daniel Flohr and his
                                            wife, Tina Jacobs, jointly own our
                                            leased Wilmington, North Carolina
                                            facility, which lease has been
                                            assumed
                                            by Motion Media as of May 1, 2001.

Accounting Treatment                        The transaction with Motion Media
                                            will be treated as a sale of assets
                                            and assumption of liabilities for
                                            accounting purposes.

Plan of Dissolution                         The Plan provides that it will be
                                            implemented following the closing of
                                            the sale of our video conferencing
                                            business and assets to Motion Media.
                                            After the closing, we will file a
                                            Certificate of Dissolution with the
                                            Secretary of State of the State of
                                            New York and take steps to wind up
                                            our affairs, including liquidation
                                            of our remaining assets for cash and
                                            payment or provision for outstanding
                                            liabilities and claims. Although we
                                            currently intend to implement the
                                            Plan shortly after the Motion Media
                                            sale, we may delay dissolution.
                                            However, if we determine to modify
                                            the Plan, we may have to, again,
                                            obtain approval from shareholders.

Post-Dissolution Conduct                    Following our dissolution, we will
                                            not carry on any business, except
                                            for the purpose of winding up our
                                            affairs, which may include:

                                            o   settling and closing our
                                                business;
                                            o   converting to cash, as much of
                                                our non-cash assets as possible;
                                            o   withdrawing from any
                                                jurisdiction where we are
                                                qualified to do business;
                                            o   paying our expenses and other
                                                liabilities;
                                            o   purchasing continuing insurance;
                                            o   creating reserves for
                                                contingencies;
                                            o   prosecuting and defending any
                                                lawsuits;
                                            o   distributing our remaining
                                                assets to shareholders; and
                                            o   doing any other act necessary to
                                                wind down and liquidate our
                                                business and affairs. See
                                                "Proposal Two - Conduct
                                                Following Dissolution."

Sale of Remaining Assets                    If the proposed sale to Motion Media
                                            and the Plan are approved by
                                            shareholders, our Board of Directors
                                            will be authorized to sell all of
                                            our assets in alternative
                                            transactions after our dissolution
                                            and without further shareholder
                                            action, even if the proposed sale to
                                            Motion Media is not consummated. See
                                            "Proposal Two- Sale of Remaining
                                            Assets."

Payment of Claims and Obligations           Before distributing any assets to
                                            shareholders, we will pay and
                                            discharge, or make provisions
                                            reasonably likely to provide
                                            sufficient funds for, all of our
                                            claims and obligations, including
                                            claims that are contingent,
                                            conditional, unmatured or pending.
                                            See "Proposal Two - Payment of
                                            Claims and Obligations."

Purchase of Continuing Insurance            Our Certificate of Incorporation and
                                            By-Laws require us to indemnify our
                                            directors and officers against
                                            liabilities and claims, unless such
                                            liabilities arise from breach of
                                            their duties. We also have
                                            maintained director and officer
                                            liability insurance for the benefit
                                            of such persons. As part of our
                                            wind-down, we intend to prepay the
                                            premium to continue to maintain such
                                            insurance for annual periods
                                            extending through the third
                                            anniversary of the date of the
                                            Special Meeting.

Distributions to Shareholders               Once adequate provision has been
                                            made for payment of all of our
                                            claims and obligations, all of our
                                            remaining assets will be distributed
                                            to shareholders. Uncertainties as to
                                            the net realizable value of our
                                            assets, the ultimate settlement
                                            amount of our liabilities and
                                            transaction costs make it impossible
                                            to predict with certainty the amount
                                            that will ultimately be distributed
                                            to shareholders. Based upon
                                            information presently available
                                            to us, we believe that shareholders
                                            could receive distributions of up to
                                            approximately $.03 per share. See
                                            "Proposal Two - Distributions to
                                            Shareholders."

Liquidating Trust                           Our Board of Directors, after
                                            dissolution and in its absolute
                                            discretion, may transfer our assets
                                            to a liquidating trust for the
                                            benefit of shareholders. This action
                                            would be taken if we have not
                                            distributed all of our assets to
                                            shareholders within one year. See
                                            "Proposal Two - Liquidating Trust."

Continuing Liability of Shareholders        Under applicable New York law, a
                                            shareholder's maximum liability for
                                            any claim against us that has not
                                            been paid or otherwise provided for
                                            will not exceed the amount actually
                                            distributed to such shareholder in
                                            liquidation. See "Proposal Two -
                                            Contingent Liability of Shareholders
                                            after Dissolution."

Appraisal Rights                            Under applicable New York law,
                                            shareholders are not entitled to
                                            appraisal rights in connection with
                                            consummation of our proposed sale to
                                            Motion Media and adoption of the
                                            Plan of Dissolution.

Government Approvals and Regulatory         No Federal or state regulatory
Matters                                     requirements or approvals are
                                            required in connection with the sale
                                            of our assets and business to Motion
                                            Media, other than compliance with
                                            applicable state corporate law and
                                            Federal and state securities laws.
                                            Following shareholder approval, we
                                            are not subject to any Federal or
                                            state regulatory requirements in
                                            connection with our dissolution
                                            other than the requirement to file a
                                            Certificate of Dissolution.

Federal Income Tax Consequences             The transaction with Motion Media
                                            will not result in any Federal
                                            income tax consequences to
                                            shareholders, but the proposed sale
                                            will be a taxable transaction to us.
                                            However, we do not expect to incur
                                            any significant Federal income tax
                                            liability because of net operating
                                            loss carry-forwards available to
                                            offset any gain on the proposed
                                            sale. Until our wind-down and
                                            liquidation is completed, we will
                                            remain subject to income tax on our
                                            taxable income. Each shareholder
                                            will recognize a capital gain or
                                            loss equal to the difference between
                                            the amount distributed to the
                                            shareholder and the shareholder's
                                            adjusted tax basis in the
                                            shareholder's shares. See "Proposal
                                            Two - Certain Federal Income Tax
                                            Consequences."

                               INVESTMENT DECISION
                               -------------------

         The material investment decision to be made by a shareholder is whether to approve the proposed sale of our video conferencing business and assets to Motion Media, followed by our dissolution and liquidation. The proposed sale and subsequent dissolution and liquidation offers the probability that cash distributions will be made to shareholders. If shareholders vote to approve the proposed sale and the Plan of Dissolution and if, in fact, the sale is consummated and we dissolve and liquidate, we intend to distribute to shareholders, in cash, the net realizable value of our assets after settlement of, or provision for, all of our remaining liabilities. Based upon information presently available to us, we believe that shareholders could receive distributions of up to approximately $.03 per share. The actual amount could be different depending on the amount required to settle or provide for our liabilities, including those arising from disputes, litigation, operating expenses, transaction costs, severance payments and professional fees, among others.

         If shareholders reject the proposed sale and the Plan of Dissolution, we would be faced with an extreme liquidity crisis and urgent need for additional capital. In that situation, our Board of Directors would be forced to consider alternatives which it believes are likely to be substantially less favorable. We currently know of no alternative sales or capital raising transactions or strategies that, in the opinion of our Board of Directors, would be likely to produce a more meaningful value for shareholders. Given our limited inventory, personnel and cash, and the funds which would be needed to continue our operations, our Board of Directors believes it would be difficult to continue our business or identify another appropriate potential purchaser who could acquire us before we run out of cash. As a result, no distribution to shareholders would be possible.

         Shareholders are faced with a choice between ultimately receiving an amount estimated at as much as approximately $.03 per share, if the proposed sale of our video conferencing business to Motion Media is approved and consummated and the Plan of Dissolution is effected, or receiving substantially less, if anything, if the proposed sale is not consummated and our business and cash reserves continue to deteriorate.

         Shareholders in favor of our proposed sale of our video conferencing business and assets to Motion Media and the Plan of Dissolution should be sure to vote in favor of the proposed amendment to our Certificate of Incorporation. If such amendment is not approved by shareholders, the will of a substantial majority of our shareholders to proceed with such transactions will be frustrated by our failure to receive the favorable vote of two-thirds of our outstanding shares of common stock.

               RISK FACTORS RELATING TO THE PROPOSED TRANSACTIONS
               --------------------------------------------------

         In addition to the information included elsewhere in this proxy statement, the following factors should be considered carefully in determining whether to vote in favor of the proposals to approve the proposed sale to Motion Media and the Plan of Dissolution.

ESTIMATES OF THE NET PROCEEDS TO BE RECEIVED BY SHAREHOLDERS MAY NOT BE REALIZED

         There can be no assurance that the proposed sale to Motion Media will be consummated or that any of the estimates of the net proceeds from the proposed sale that are set forth in this proxy statement will be realized. Shareholders, in determining whether to vote in favor of the proposal to approve the proposed sale and the Plan of Dissolution, are cautioned not to attribute undue certainty to any estimates set forth in this proxy statement. Such estimates are based on a variety of assumptions relating to the likelihood of closing the proposed sale, the value of our other remaining assets, the amount of our liabilities and expenses to be paid in the future, the absence of litigation arising from the proposed transactions and our other previous activities, general business and economic conditions, and other matters. The amount of proceeds from the proposed sale and the amount to be distributed to shareholders are based on our current estimates and are subject to various and significant uncertainties, many of which are beyond our control, that could cause the distribution to shareholders to be substantially less than anticipated or non-existent. See "Proposal Two - Distributions to Shareholders" and "Information About Forward-Looking Statements." Examples of uncertainties that could cause the amount of proceeds from the proposed sale and distributions to shareholders to be less than our estimates, or even non-existent, include the following:

o Our estimates of net proceeds from the proposed sale of our video conferencing business and assets to Motion Media and the amount of cash distributions to shareholders are based on many assumptions and estimates of the costs and expenses of the proposed sale and our dissolution. It is possible that actual costs and expenses will exceed our estimates.

o We have assumed that we have no liabilities that are unknown or contingent at the time of the mailing of this proxy statement. However, it is possible that additional liabilities may arise or become fixed in amount and must be satisfied or reserved for as part of the dissolution and winding up of our operations.

o Termination of the proposed sale or delays in consummating the proposed sale or our dissolution, such as delays in the closing of the Sale Agreement, will result in additional transaction and other expenses, which have not been estimated at this time. See "The Proposed Sale may not be Consummated" and "Anticipated Timing of Distributions to Shareholders is Unknown."

o Our Board of Directors has reserved the right to amend, delay implementation of or terminate the Plan of Dissolution, unless it determines that such action would materially and adversely affect shareholders' interests.

o Before distribution of our remaining net assets to shareholders pursuant to the Plan of Dissolution, we may be sued or threatened with suit by a creditor, shareholder or other party that seeks to obtain a "greenmail" payment for permitting the Plan of Dissolution to be implemented. In such event, we would expend corporate assets to defend against such a threat or actual lawsuit if we believed that the claims against us were without merit.

         DOING SO WOULD ALMOST CERTAINLY DELAY, DIMINISH OR EVEN PRECLUDE ANY DISTRIBUTION TO SHAREHOLDERS.

FAILURE OF SHAREHOLDERS TO APPROVE THE PROPOSED SALE AND PLAN OF DISTRIBUTION

         Approval of the proposed sale to Motion Media and Plan of Distribution which are the subject of this proxy statement require the affirmative vote of
(a) at least a majority of all outstanding shares, assuming shareholders approve the amendment to our Certificate of Incorporation, or (b) two-thirds of all outstanding shares, if shareholder approval of the amendment is not obtained. Although our Board of Directors has determined that these transactions are in the best interests of shareholders, it is possible that not enough shareholders will agree or that, because of the small per share distribution to be ultimately made, shareholders will not take the time to carefully review this proxy statement or vote their shares for the proposal. In such event, and because we have determined that the video conferencing business is not a viable business for us with our limited resources, we will continue to attempt to liquidate our assets, to the extent practicable, without shareholder approval. Given our limited personnel and assets, we believe that it will be difficult to continue to operate our existing business or identify another purchaser prepared to negotiate a transaction on more favorable terms than those contained in the Sale Agreement, if at all. We also believe that it will be difficult to hire qualified personnel during this interim period. Furthermore, we believe that there is substantial doubt about our ability to continue as a going concern, unless we are able to obtain substantial additional financial resources on favorable terms, which we believe is remote. If we are unable to identify and, then, successfully negotiate a feasible alternative, the cost of continuing to maintain our existence will, in all likelihood, deplete, in time, our then remaining assets. If such were to occur, no distribution would be made to shareholders and shareholders would lose their entire remaining investment in us.

THE PROPOSED SALE MAY NOT BE CONSUMMATED

         The consummation of the proposed sale to Motion Media is subject to numerous conditions. Even if shareholders approve the proposed sale, there can be no assurance, that the other conditions to closing will be met and the proposed sale will be consummated. If the proposed sale is not consummated, we may not be able to sell our assets on terms as favorable as those provided in the Sale Agreement, which would mean that less cash, if any, would be available for distribution to shareholders, than if the proposed sale had been consummated.

ANTICIPATED TIMING OF DISTRIBUTIONS TO SHAREHOLDERS IS UNKNOWN

         Even if shareholders approve the Plan of Dissolution, our Board of Directors has reserved the right, in its sole discretion, to amend, delay implementation of or terminate the Plan of Dissolution, unless it determines that such action would materially and adversely affect shareholders' interests. Although our Board of Directors presently intends to implement the Plan of Dissolution as soon as practicable after the closing of the proposed sale to Motion Media, the occurrence of certain contingencies may require our Board of Directors to delay our dissolution. For example, the filing of any shareholder litigation or additional claims by creditors may require our Board of Directors to reevaluate the situation and the practicality of our Plan of Dissolution. Any such delay would increase our costs and reduce or eliminate the amount available for distribution to shareholders.

         Based upon information presently available to us, we believe that shareholders could receive distributions of up to approximately $.03 per share. We intend to make the distribution after closing of the sale to Motion Media and after we resolve all claims and settle, or make provision for, all liabilities. If we are unable to resolve all claims and settle, or make provision for, all liabilities within one year after the closing of the sale, we will distribute all remaining assets to a liquidating trust, which will hold such assets, pending such resolutions and settlements, for a period of up to three years. At such time, the remaining assets, if any, in the trust will be distributed to shareholders pro rata based upon the number of shares held.

ABSENCE OF RETENTION OF INVESTMENT BANKER

         We did not obtain the services of an investment banker to advise us in connection with the proposed sale to Motion Media. Although it is usual for a company which determines to focus on strategic alternatives to retain an investment banker to advise it and to assist in locating possible parties for negotiation, we determined that, due to our small size and the amount of our available assets, retention of a competent and interested investment banker would be difficult, if not impossible, and did not appear to be cost justified. As a result, our management located Motion Media through its own contacts and used such contacts to locate other interested parties with whom we unsuccessfully negotiated. In determining not to retain an investment banker, our Board of Directors also determined that the dissemination of our press releases should adequately advise other interested third parties who were not otherwise contacted by management. Had an investment banker been retained, it is possible that another third party may have been located who would have agreed to pay more to us than the net amounts which we received and expect to receive from Motion Media, although our Board considers such to be unlikely. Also, our Board did not retain an investment banker to deliver a "fairness opinion" confirming that the price paid and to be paid by Motion Media is fair from a financial point of view, since our Board was able to independently reach such conclusion and to determine that, under the circumstances, the sale of our video conferencing business and assets to Motion Media is in the best interests of our shareholders.

SHAREHOLDERS COULD BE LIABLE FOR RETURN OF DISTRIBUTIONS

         The terms of the Plan of Dissolution provide, among other things, that we will pay our expenses and our known liabilities, and, to the extent deemed necessary, appropriate or desirable by our Board of Directors, in its absolute discretion, we may set aside assets in a contingency reserve for payment of any remaining contingencies. There can be no assurance, however, that the contingency reserve will be sufficient for its intended purpose. Under applicable New York law, if we (or a liquidating trust to which our assets may be transferred under the Plan of Dissolution) have established inadequate reserves for payment of our expenses, obligations and liabilities, each shareholder may be held personally liable for his or her pro rata share of any additional amounts owed creditors, but only to the extent of total distributions received by such shareholder pursuant to the Plan of Dissolution, although the collection of any such amounts by our creditors may be impractical due to the small amount be distributed to each shareholder.

         In addition, if a court holds at any time that we failed to make adequate provision for our obligations and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of any liquidating trust, a creditor could seek an injunction against the making of distributions under the Plan of Dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay, substantially diminish or eliminate any cash distribution to shareholders and/or holders of beneficial interests of the liquidating trust under the Plan of Dissolution.

MARKET FOR OUR COMMON STOCK

         In an attempt to minimize our expenses and conserve our remaining assets, and since we had the ability to voluntarily elect to terminate our obligation to continue to prepare and file periodic reports with the Securities and Exchange Commission (which we will refer to as the "SEC") due to our small asset base and the number of our record holders, we voluntarily decertified from the SEC's reporting requirements. As a result, our common stock, while listed in the "pink sheets," does not trade on any established securities market. Accordingly, the volume of trading activity in, and the liquidity of, our common stock has been significantly reduced from historical levels. As a result, it has become more difficult for shareholders to liquidate their investment in the common stock, and the price which they may obtain for their common stock may not adequately reflect the underlying value of their shares. In the event that shareholders approve Proposal Two, we intend to close our stock transfer records, preventing any further transfers of the common stock. Any shareholder holding common stock at such time will not be allowed to record the transfer of their shares and will only have the right to receive distributions payable with respect to their shares under the Plan.

ABILITY TO RETAIN QUALIFIED DIRECTORS

         The amount of compensation we have been able to pay to our directors for their services has been minimal. Since the election of our current directors in August 2000, our Board of Directors has held 30 meetings through June 28, 2001. As a result of this substantial activity and the additional time required outside of regular meetings for the review of documents and consultation, two of our directors recently resigned due to their other commitments. If the proposed sale to Motion Media and the Plan of Dissolution are not approved, the time commitment of our remaining directors in locating a feasible alternative is likely to increase and we cannot assure that they will not resign. We anticipate that if our remaining directors decide to resign as a group, before doing so they would call a meeting of shareholders to elect successors; however, it is possible that suitable candidates may not be identified or, if identified, would not be elected by shareholders.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

         Certain sections of this proxy statement contain forward-looking statements that are based on current beliefs, estimates and assumptions concerning, among other matters, our operations, the results of our proposed sale to Motion Media, the Plan of Dissolution, our estimated costs and expenses, the amount of cash expected to be distributed to shareholders and the timing of such distributions. All statements that address events or developments that are anticipated to occur in the future, including statements related to future revenues, expenses, income, earnings per share and anticipated distributions, or statements expressing general optimism about future results, are forward-looking statements. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and variations of such words and similar expressions also identify forward-looking statements.

         The statements described in the preceding paragraph, and the sections of this proxy statement referred to therein, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of

1934. Because these statements are based on a number of beliefs, estimates and assumptions that could cause actual results to materially differ from those in the forward-looking statements, there can be no assurance that the forward-looking statements will prove to be accurate.

         Any number of factors could affect our operations and future results and the amount and timing of cash currently expected to be distributed to shareholders, including the actions of third parties (including Motion Media), the timely closing of the proposed sale to Motion Media, the timing and method of implementation of the Plan of Dissolution, general industry and economic conditions, changes in applicable laws, rules and regulations (including changes in tax laws) and those specific risks that are discussed in the Risk Factors detailed herein and in our previous filings with the SEC.

         Shareholders should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to update any forward-looking statements, whether as a result of new information or future events.

   PROPOSAL ONE - TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
   ------------   -----------------------------------------------------------

BACKGROUND OF, AND REASONS FOR, THE PROPOSED AMENDMENT

         We are a New York corporation, governed by the provisions of our Certificate of Incorporation and the New York Business Corporation Law. Amendments to the New York law, effective in 1998, provide that, with respect to corporations organized after the new law went into effect, the minimum required shareholder vote to authorize a merger, consolidation or dissolution or any sale, lease, exchange or other disposition of all or substantially all of the corporation's assets is a majority of the outstanding voting power. These amendments also permit any pre-existing New York corporation, to amend its certificate of incorporation to reduce the shareholder vote required for such specified transactions from the previous minimum two-thirds of the outstanding voting power to a majority of the outstanding voting power.

         At a meeting of our Board of Directors on May 23, 2001, our Board authorized an amendment to our Certificate of Incorporation, subject to shareholder approval, to lower, from two-thirds to a majority of the voting power, the vote required for shareholders to authorize any merger, consolidation or dissolution or any sale, lease, exchange or other disposition of all or substantially all of our assets. This amendment will ensure that the shareholder approval process for any of these transactions will be consistent with requirements for new corporations organized in New York and for corporations in numerous other states.

         Our Board of Directors believes this amendment is advisable because it would give us greater flexibility in approving any of the specified transactions, would limit the ability of a minority of shareholders to block a transaction approved by the majority, and would make it easier to solicit the required positive votes to approve any of these transactions. Many states, including Delaware (the jurisdiction of the incorporation of many publicly-held corporations), only require a majority vote unless a company's certificate of incorporation requires a greater vote.

         Our Board of Directors also believes that our broad shareholder base makes this amendment particularly appropriate and desirable for us. Because we have approximately 8,000 shareholders, most of whom own less than 1,000 shares of common stock, we experience a lower participation of shareholders at shareholder meetings in those instances in which specific instructions are required for a vote to be cast, than many other companies. This lower participation makes it more difficult for us to obtain approval for any particular transaction that requires the approval of two-thirds of the total outstanding voting power, even if the majority of those shareholders voting are in favor of the transaction. Changing the required vote to a majority of the voting power will increase the likelihood of gaining approval for a transaction supported by the holders of a majority of our outstanding shares.

THE PROPOSED AMENDMENT

         If approved by shareholders, our Certificate of Incorporation will be amended by the addition of a new article, which will read as follows:

         "NINTH: In all instances in which the vote of shareholders shall be required to approve a merger, consolidation or dissolution, or a sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation, the vote required shall be a majority of the votes of all outstanding shares entitled to vote thereon."

Effect of the Proposed Amendment on the Other Proposal being presented

         If approved by shareholders, the proposed amendment to our Certificate of Incorporation would reduce the required vote from two-thirds to a majority of the outstanding shares of our common stock for approval of the other proposal in this proxy statement. We believe that, unless the proposed amendment is approved, our ability to consummate the proposed sale to Motion Media and our subsequent liquidation would be frustrated, even if a majority of shareholders voted in favor of such actions. Should it be determined, in connection with any other future corporate actions, even though unlikely, including a possible second-stage transaction, that a shareholder vote is required to effect a merger, consolidation or dissolution or any other sale, lease, exchange or other disposition of all or substantially all of our assets, the proposed amendment would reduce the required vote from two-thirds to a majority of the outstanding voting power.

VOTE REQUIRED

         Under applicable New York law the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the Special Meeting is required to approve the proposed amendment to our Certificate of Incorporation. If the proposed amendment to our Certificate of Incorporation is approved by at least a majority of our outstanding shares of common stock, we will immediately file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of New York (which will become effective upon filing) and before the other proposal is voted upon.

RECOMMENDATION OF THE BOARD

         OUR BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

    PROPOSAL TWO - TO APPROVE THE SALE OF OUR VIDEO CONFERENCING BUSINESS TO
                   MOTION MEDIA AND OUR DISSOLUTION AND LIQUIDATION
                   ------------------------------------------------

DESCRIPTION OF THE PROPOSED SALE - GENERAL OVERVIEW

         This proxy statement contains a brief summary of the material aspects of the proposed sale of our video conferencing business and assets to Motion Media and of the Sale Agreement. This summary is qualified in all respects by the full text of the Sale Agreement. Shareholders are encouraged to read the entire Sale Agreement.

         As described in the Sale Agreement, the proposed sale of our video conferencing business and assets provides for the sale to Motion Media of the following assets:

        o         all inventories relating to our video conferencing business;

        o substantially all equipment and personal property, including furniture, supplies, warehouse and office equipment and materials, computer hardware and other tangible personal property, other than equipment used for corporate and accounting operations;

        o all customer lists and customer account information, product information, marketing literature, research materials, packaging materials and any other records or similar materials relating to our video conferencing business;

        o all contracts related to our video conferencing business, including the rights under the lease of our facilities in Wilmington, North Carolina;

        o all of the intellectual property we own or license that is used in our video conferencing business, including the "C-Phone" name;

        o all transferable licenses, certificates, consents, permits, approvals and other authorizations of any authority or body relating to the operation of the our video conferencing business;

        o         all of the goodwill of the our video conferencing business;
                  and

        o all rights, claims, credits, causes of action or rights of set-off against third persons relating to any of the foregoing and all rights under all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third persons in connection with products or services to the extent purchased by, or furnished to, Motion Media.

         We will retain any cash on hand or in bank accounts and all accounts receivable on our books at the time that we close the sale to Motion Media.

BACKGROUND AND HISTORY OF, AND REASONS FOR, THE PROPOSED SALE

         We have been engaged principally in the engineering, manufacturing and marketing of video conferencing products since 1994. Our video conferencing products are designed to operate primarily over either a regular, analog telephone line, or ISDN, a type of digital telephone line, and are available in configurations for the U.S. market as well as most international markets. We have distributed our products principally to the business market and for special applications such as health care and security services. We have sold our products primarily to resellers and system integrators. We have incurred significant losses since we commenced our video conferencing business.

         In January 2000, we restructured our operations to reduce our ongoing operating expenses, and announced that we were exploring certain strategic initiatives and increasing our focus on developing major OEM, distribution and licensing relationships. Since such time, our Board of Directors has attempted to keep itself continuously informed of our business affairs and financial condition, and has held 30 meetings since its election in August 2000 through June 28, 2001. However, in spite of the previously disclosed cost cutting measures and change in sales and marketing focus, we were unable to successfully generate sufficient revenues to cover our operating costs. In addition, strategic relationships with potential partners and customers failed to develop due, in part, to the inability of these third parties to secure necessary financing. We also started exploring a wider range of possible strategic alternatives.

         At a Board of Directors meeting in May 2000, discussions were initiated as to whether video conferencing, in and of itself, was a sustainable business for us with our limited resources and whether a further change should be made in our business plan. Although we had developed and were marketing a series of video conferencing products, we had not yet been able to penetrate the marketplace to achieve a sustainable video conferencing business. At such time, the Board requested management to focus on various alternatives to the business plan, with a focus on attaining sustainable revenues and profit margins.

         In August 2000, we entertained and commenced the negotiation of a proposal from a company, which arranged third party video conferencing utilizing our video conferencing product, for an equity investment in us to be consummated upon such company closing a then anticipated financing. Simultaneously, we commenced the production of a product to be purchased by such company upon receiving the financing. However, the financing was delayed in September and we determined to focus on other alternatives. We finally abandoned our discussions with such company in November, when it appeared likely that it would not be successful in completing its financing.

         On September 15, 2000, we received an initial notice from the Nasdaq SmallCap Market giving us until December 12, 2000 to comply with Nasdaq's minimum share price requirements or risk the delisting of our common stock. During such period, our Board of Directors continued to focus on ways to meet our cash requirements. Based upon our then current cash position, we projected that, at our then present rate of expenditures, we would deplete our available cash by the end of our fiscal year, ending February 28, 2001. Our Board of Directors evaluated a take-down under a then available equity line which was scheduled to expire at the end of September 2000, but determined that the maximum proceeds to be obtained would not be adequate, since our common stock was then trading for less than $1.00 a share, less than 500,000 shares could be sold thereunder (assuming that the grantor of the equity line would waive the condition that the market price of our shares be in excess of $1.00), such shares would have to be sold by us at least at a 15% discount from market, and any such issuance would have a negative effect on the already depressed market price of our shares.

         During October and early November, our Board of Directors continued to explore various selected business opportunities and ways to improve our cash position, including more aggressive attempts to license or sell our video compression technologies, funding specified production, commercialization or "spin-off" of our engineering capabilities and expanding sales to the surveillance market (which in and of itself would not be sufficient to sustain us and would require additional funding). During such period, we were advised that a major corporation, with whom we had been working to integrate our video conferencing into a new multi-platform system it was developing, had determined to postpone the introduction of such system.

         At a meeting of our Board of Directors on November 8, 2000, we determined that our goal to profitably manufacture and sell video conferencing products had not yet been achieved and no significant opportunity was in the process of being finalized. With the imminent loss of our Nasdaq SmallCap Market listing, opportunities for raising capital had become significantly more difficult, and management was instructed to explore all other possible business alternatives and propose a viable plan for continued operations.

         At the Board of Directors meeting held on November 15, 2000, management, in addition to exploring several remote business possibilities, including consideration of a transaction with entities who may be interested in public shells and "back-door public offerings," presented a two-phased plan for our cessation of business and sale of assets. The proposed first phase consisted of reducing the number of our employees, completing all open orders, attempting to license our technology and collect receivables and pay off all of our liabilities. During the second phase, we would further reduce the number of our employees, discontinue our operations and wind down. Our Board unanimously determined that we had not been able to develop a viable long-term business plan which would not require substantial additional capital, that we did not have the necessary financing to continue current operations, that the anticipated Nasdaq SmallCap Market delisting and low per share trading price of our common stock significantly increased the difficulty of raising capital and that, given that we had been unsuccessful in our pursuit of possible strategic alternatives for an extended period of time, it was in the best interests of shareholders to substantially curtail current operations, continue to pursue possible strategic alternatives and, in the absence of locating such alternatives promptly, prepare for our dissolution and the liquidation of our assets.

         On November 20, 2000, we announced that we were winding down our video conferencing operations. In addition, we announced that we were laying off about one third of our 32 employees. At that time, we also stated that we planned to sell our remaining inventory and attempt to license our technology, while considering strategic alternatives such as a business combination or a complete liquidation. We then focused on finding a merger partner, development partner or one or more purchasers for our assets. During this period, we engaged numerous parties in discussions regarding such transactions, including Motion Media. Due to our small size and the limited number of participants in the video conferencing marketplace, many of whom were known to us, we determined not to retain an investment banker to assist us, which we determined would not be cost effective. See "Absence of Retention of Investment Banker".

         At its November 22, 2000 meeting, our Board of Directors discussed the possibility of selling our intellectual property assets and liquidating our finished goods inventory. Various strategic possibilities were also reviewed, including a possible merger with, or sale of stock to, an entity which was looking to acquire a "public shell" and which also would purchase some of our product for use in its recruiting business; however, such purchases would not cover our production costs. Our Board recognized the difficulties in selling a controlling interest in us to an entity interested in acquiring a "public shell". Most (and, perhaps, all) of such potential acquirers wanted our cash resources and appeared to have limited financial resources and operating history, lack of depth of management and generally poorly- defined future plans, or if interested only in our "public shell," without our cash assets, poorly defined goals, which needed to be better focused before they would be ready to negotiate a transaction with us. Given the limited time available to locate an appropriate acquirer for our "public shell," perform adequate due diligence and then negotiate a favorable transaction, our Board anticipated that such a transaction did not then appear to be feasible. Also at this meeting, our Board was first made aware of Motion Media's interest in developing an analog-only communications product for the U.S. market and of its use of a Lucent-based chipset similar to the chipset for which our products were designed.

         Beginning in December 2000, and continuing throughout the month, management reported to our Board of Directors and our Board evaluated and accessed a possible acquisition by Motion Media of our business and assets for cash (including up-front payments to cover most of our operating costs until requisite shareholder approval would be obtained) and providing continuing employment to most of our employees, while continuing to review other strategic alternatives. At a Board of Directors meeting held on December 1, 2000, management presented eight other strategic proposals that had been generated to date. These included another proposal from the third party video conferencing company which owed us a substantial past-due receivable and still had not received financing. Other proposals presented were from an acquisition holding company seemingly interested in a "public shell," which our Board considered as a possible second-stage transaction after the sale of our video conferencing business, if the acquisition holding company resubmitted a more coherent proposal, a proposal from a telecommunications and restaurant business company (which had accounting irregularities and potential shareholder litigation) interested in merging us with one of its subsidiaries, and other less formal indications of interest from companies with varying interests in our products, inventory and/or intellectual property.

         On December 11, 2000, our Board of Directors received and evaluated a term sheet submitted by Motion Media for a proposed transaction with us. Management conveyed the apparent reasons for Motion Media's serious interest and efforts in this transaction, including our compatibility with its current European business, its interest in establishing an analog-only communications product and technology presence in the United States, its difficulty in obtaining experienced engineers and personnel in the video compression and conferencing field and its use of the same Lucent chipset which we used and had in our inventory.

         Several other proposals were presented at this meeting, including from an entity primarily interested in our analog-only communications product but, unlike Motion Media, having no interest in our facilities, and which management believed would involve a more protracted negotiation than with Motion Media and would result in lower net available proceeds to us. Discussion of another opportunity from another entity proposing to make a significant equity investment to acquire our corporate shell and a controlling interest in us, if we were able to maintain our Nasdaq listing, was deferred until such entity provided additional information, credible financial statements and a sustainable business plan. In order not to preclude opportunities which may have required continued listing on the Nasdaq SmallCap Market, our Board authorized the filing of an appeal with Nasdaq regarding its anticipated delisting of our common stock.

         At our next Board of Directors meeting on December 14, 2000, based upon projections provided by management which indicated that we would not be able to sustain existing operations with our available resources for more than several months, our Board analyzed whether to cease our operations immediately or to attempt to continue our business for up to two months in anticipation of a viable sale opportunity, and the costs related to such alternatives.
 In an effort to reduce expenses and conserve cash, our Board also considered whether we should decertify our common stock from registration with the SEC to minimize on-going expenditures. Our Board was in agreement that we should cease operations and terminate our SEC reporting obligations if, by the end of the December, we had not committed to a definitive transaction.

         At a Board of Directors meeting on December 22, 2000, our Board reviewed a valuation by management of our assets, given the current market for our products. Our Board also reviewed the terms of a proposed letter of intent with Motion Media, and suggested certain revisions to management. In an effort to maximize a potential return to shareholders, our Board also compared, based on projections prepared by management, the estimated proceeds available for distribution to shareholders if we were to liquidate without the Motion Media transaction. Management also reported to our Board that none of the other parties who had been approached to acquire our assets had the level of resources of Motion Media, nor had discussions with any of them progressed to a point where a viable transaction could be presented to our Board.

         At our next Board of Directors meeting, held on December 28, 2000, our Board approved the terms of a revised draft letter of intent with Motion Media, which it further modified, authorized our President to complete negotiations and execute the letter of intent and concluded that, even if Motion Media later determined not to proceed with the proposed transaction, receipt of its initial up-front payments would be more advantageous to shareholders than immediately ceasing our operations. Our Board, then determined to continue to explore possible business combinations utilizing our then remaining non-cash assets and to continue to delay taking action to decertify with the SEC or cancel our delisting hearing with Nasdaq for a few weeks.

         On January 8, 2001, we announced that we had entered into a letter of intent, dated as of December 29, 2000, with Motion Media for the sale of our video conferencing business for $1,000,000 and also announced that we were continuing to seek a possible combination for the remainder of our company, although our Board of Directors believed that the likelihood of success in such endeavor was remote. Pursuant to the letter of intent, Motion Media prepaid a portion of its purchase price by purchasing, at such time, some of our excess component inventory for $150,150 and paying an additional $150,000 for a paid up, non-exclusive license for an analog - only communications product not yet put into production. Thereafter, we voluntarily withdrew from the Nasdaq Small Cap Market, since we could not reasonably foresee any likelihood of meeting its minimal continued listing requirements.

         Following the execution of the letter of intent, we engaged in further due diligence and negotiations with Motion Media. At our Board of Directors meeting held on March 5, 2001, our Board approved the terms of the Sales Agreement and authorized the preparation and filing of proxy materials with the SEC for our Special Meeting. The sale of our video conferencing business and assets to Motion Media was then approved by our Board. The Sale Agreement was executed by the parties as of March 9, 2001, subject to shareholder approval and other contingencies as set forth in the Sale Agreement.

         During the period from December 2000 through March 2001, we continued to explore various proposals, which consisted primarily of the sale of a controlling interest to individuals or entities interested in gaining control of a publicly-traded, reporting company, which in several instances was contingent upon the acquiring entity obtaining financing. During such period, our Board of Directors considered a proposed transaction with a publicly-traded Australian entity, which appeared to be desirous of acquiring U.S. based software/technology-related entities and rolling them up and integrating them into us in a short period of time to create a larger public company, with our existing shareholders maintaining a minority equity interest, and which provided that our existing shareholders also would be given the opportunity to tender their shares of common stock for an amount at least equal to our previously announced $.05 per share maximum potential shareholder distribution value. Subsequently, we were advised by the controlling shareholder of this Australian entity that such investment, if made, would be made by a U.S. entity newly formed by such controlling shareholder. However, due diligence concerning such U.S. entity's business plans, financial resources, principals and proposed board members' credentials and experience in roll-up acquisitions and strategy, raised a number of matters of concern to our Board; and such U.S. entity, in the interim, determined to pursue another alternative.

         During the period when we were considering the proposal from the Australian entity, we received an unsolicited letter of intent from a West Coast based entity with whom we previously had preliminary discussions. The West Coast based entity, which has described itself as involved in acquisitions of troubled technology companies, offered to purchase from us a sufficient number of our authorized unissued shares of common stock to represent a majority interest, which proposed purchase would then be followed by a merger. The price which we were offered was higher than the price we were then negotiating with the Australian entity but, unlike the proposed transaction with the Australian entity, did not grant any right to existing shareholders to tender their shares. Thereafter, the West Coast based entity made an offer, initially though a press release, to acquire substantially all of our authorized unissued shares for $.12 per share and advised us that it intended to use our cash resources, after the acquisition of control, to engage in a purchase transaction with its affiliated entity. We then made a series of good faith requests for information from the West Coast based entity concerning its business plans, proposed management, strategy and the affiliated entity. However, substantially all of the requested information was not forthcoming. In addition, other available information concerning the West Coast based entity, and what our Board believed was the affiliated entity, obtained from the SEC and otherwise, was not current, was inconsistent and raised issues of concern. As a result, our Board was unable to determine whether the proposed transaction was in the best interests of shareholders before the proposal was withdrawn four days after it was presented to us.

         Throughout February and March 2001, our Board of Directors analyzed the terms, the long and short-term advantages and disadvantages and risks involved in each transaction presented to us, including the opportunity which would be granted to existing shareholders to tender their shares in lieu of a continuing equity participation in the resulting entity, the willingness of each potential acquirer to obtain, or pay the cost for, a fairness opinion regarding their proposed transactions, the composition of, and control by, the proposed successors to our Board of Directors and the potential opportunities which would be afforded to our existing shareholders in the resulting entities. However, in each instance, incomplete information was made available to us and none of the transactions proposed and investigated resulted in an alternative which our Board believed could be timely completed or would be in the best interests of shareholders.

         In April 2001, Motion Media orally agreed to purchase inventory we were trying to liquidate and certain of our fixed assets no longer deemed necessary to our continuing operations, subject to preparation of an acceptable written agreement. Simultaneously, Motion Media hired substantially all of our remaining employees involved in the video conferencing business, many of whom we were having difficulty retaining, and orally agreed (subject to preparation of an acceptable written agreement) to assume the lease obligations on our Wilmington, North Carolina facility effective as of May 1, 2001, while permitting us to retain needed space at the facility through the remaining term of the lease.

         On March 2, 2001, Seymour Gartenberg resigned from our Board of Directors, indicating that his time available to us would be too limited in the foreseeable future due to other pre-existing obligations. On May 2, 2001, E. Henry Mize tendered his resignation from our Board for a similar reason. As a result, at a meeting held on May 9,

2001, our Board, in accordance with our By-Laws, determined to reduce its size to five directors. Our Board considered this action to be appropriate, given the recent resignations of Messrs. Gartenberg and Mize and the fact that we were attempting to conserve our costs and wind-down our operations.


         During the first half of May 2001, our Board of Directors again refocused on whether decertifying and suspending our SEC reporting requirements would be beneficial to us. Our Board determined to defer immediate action, since the West Coast based entity which had previously proposed acquiring, and then withdrew its proposal to acquire, a majority interest in us appeared to have renewed interest in a transaction at a substantially lower per share price, and we, again, requested information from the entity concerning its proposed plans if it would obtain control of us and what it would mean to existing shareholders. Although the entity continued to express interest, most of the information our Board determined to be relevant and requested was refused, and the entity indicated that its proposal was not negotiable. On May 9, 2001, our Board determined that it was unlikely that any transaction with the entity would be successfully concluded, and the entity was so advised. The entity, during this period, requested a list of our shareholders, but at the time of such request was not a shareholder of record and, therefore, was not entitled to such list under applicable law. Subsequently, the entity became a shareholder of record, renewed its request and inspected our shareholder list on July 5, 2001. On May 23, 2001, the entity also announced in a press release that it intended to continue its efforts to acquire control of us. On June 25, 2001, the entity announced in a further press release that we, again, had rebuffed its offer, although there had been no offer communicated to us from the entity during the preceding month.


         Our Board of Directors, at a meeting on May 15, 2001, in light of our inability for over six months to obtain any viable acquirer for our assets which were not contracted for sale to Motion Media, or any other viable transaction, determined that we were unlikely to engage in a further transaction which would be of greater benefit to shareholders than our liquidation and, considering the cost of remaining a reporting company, determined that we should decertify from the SEC reporting requirements. On May 22, 2001, we filed with the SEC on Form 15 a Certificate and Notice of Termination of Registration to deregister our common stock.

         At a meeting of our Board of Directors on June 15, 2001, management presented revised financial projections and explained factors, including expenses associated with continuing to maintain our operations for a longer period than originally contemplated, unanticipated legal fees associated with analyzing and responding to various acquisition proposals presented to us and audit fees related to a change in the presentation of our financial statements to a liquidation basis of accounting, which resulted in a decrease from our previously announced maximum per share distribution upon liquidation of approximately $.05 per share to a maximum per share distribution upon liquidation of approximately $.03 per share. Also at this meeting, Paul Albritton, our President and Chief Executive Officer, proposed that his salary be reduced to $5,000 per month starting in July 2001 as his day-to-day responsibilities decreased.

         On June 22, 2001, our Board of Directors adopted the Plan of Dissolution. In arriving at this conclusion, our Board considered our alternatives and future prospects and concluded that the Plan of Dissolution was in the best interests of our shareholders and could produce more value to shareholders than if they continued to hold their common stock, since continued operations would further erode, and eventually deplete, our remaining assets.

DECERTIFICATION


         In an effort to reduce expenses and conserve our cash, and given the absence of any viable offers from a third party to acquire us in a second-stage transaction, on May 15, 2001 our Board of Directors authorized our decertification from the reporting requirements of the SEC and, on May 22, 2001, we filed with the SEC on Form 15 a Certificate and Notice of Termination of Registration of our common stock under the Securities Exchange Act of 1934. As a result of this filing, our obligation to file periodic reports with the SEC was immediately suspended and our common stock will be de-listed from trading on the OTC Bulletin Board. Since June 2001, our common stock has been quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. On July 18, 2001, the last reported sale price of our common stock, as reported by the National Quotation Bureau, was $.03 per share.


         The termination of registration of our common stock will become effective on August 20, 2001, after which certain provisions of the Exchange Act, such as short-swing profit recovery provisions of Section 16, and the requirement under the proxy rules and Regulation 14A of furnishing a proxy or information statement in connection with actions to be taken by shareholders, will no longer be applicable to us.

         As a result of our decertification filing, current information about us is no longer available from the SEC website or its public reference room. Since our actions resulted in our not having to file an annual report on Form 10-KSB for our fiscal year ended February 28, 2001, we have attached to this proxy statement, as Exhibit C, our audited financial statements for such fiscal year.

OPERATING RESULTS FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2001

         We have financed our operations primarily from the proceeds of sale of our securities. However, since our initial public offering in August 1994, during which time we have been engaged almost entirely in the engineering, manufacturing and marketing of video conferencing systems, we have not been able to achieve profitable operations. As a result, at March 1, 1999, the beginning of our 2000 fiscal year, we had an accumulated deficit of $23,126,562 and shareholders' equity of $5,554,622. During fiscal 2000, we sold additional securities for an aggregate of $1,287,453 and sustained an additional loss of $3,363,628. Thus, at February 29, 2000, the end of fiscal 2000, we had shareholders' equity of $3,478,447.

         We started our 2001 fiscal year, after restructuring our operations to reduce ongoing expenses, with a goal of increasing our revenues and expanding our business to achieve profitable operations by focusing on several strategic initiatives. These initiatives included targeting customers with established marketing channels, exploring the possibilities of providing engineering and development expertise to third parties accompanied with a licensing of our technology and considering external expansion opportunities. However, during fiscal 2001, we were unable to generate sufficient revenues to cover our operating costs and sustained an operating loss of $2,191,626, a $1,314,803 improvement from the operating loss of $3,506,429 we sustained during fiscal 2000.

         We have included our audited financial statements as of February 28, 2001 and for the two fiscal years then ended as Exhibit C to this proxy statement. The following discussion of our results of operations for fiscal 2001 should be read in conjunction with these financial statements.

                  REVENUES. Net sales increased 2% to $1,372,591 in fiscal 2001 from $1,346,114 in fiscal 2000. Net sales in fiscal 2001 included (a) sales of $403,714 of older generation products customized for a particular customer, and
(b) sales of $165,375 of excess inventory, of which $150,150 was sold to Motion Media. Other revenue increased 382% to $265,453 in fiscal 2001 from $55,036 in fiscal 2000. Other revenue during fiscal 2001 consisted primarily of a $150,000 license fee from Motion Media and $90,092 in fees for engineering design and development from an affiliate of our two principal shareholders. Other revenue in fiscal 2000 consisted of a license fee and a software development fee. As a result of the foregoing, our total revenues increased 17% to $1,638,044 in fiscal 2001 from $1,401,150 in fiscal 2000.

                  COST OF REVENUE. Cost of revenue consists of cost of goods sold and cost of other revenue. Cost of goods sold includes labor, materials and other manufacturing costs, such as salaries, supplies, leasing costs, depreciation related to production operations and the write-down of inventories to net realizable value. Cost of other revenue consists primarily of the allocation of salaries and benefits of personnel and the cost of outside services directly related to this revenue. Cost of goods sold decreased 8.6% to $1,121,846, or to 82% of net sales, in fiscal 2001 from $1,227,927, or 91% of net sales, in fiscal 2000. The decrease in cost of goods sold and in the cost of goods sold as a percentage of net sales were primarily a result of increased margins. The cost associated with other revenue in both fiscal 2001 and fiscal 2000 represents an allocation of salaries and benefits of engineering personnel directly related to the generation of the other revenue.

                  GROSS PROFIT. Our gross profit was $445,027 in fiscal 2001, as compared to a gross profit of $170,223 in fiscal 2000. The increase in gross profit for fiscal 2001 was primarily the result of the increase in other revenue, along with the sale of higher margin products.

                  SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased 29% to $2,150,137, or 131% of revenues, in fiscal 2001 from $3,017,773, or 215% of revenues, in fiscal 2000. In January 2000, we made the decision to focus more on developing OEM and licensing arrangements and less on building our own distribution channels. Our change in focus allowed us to significantly reduce headcount and expenses. As a result, our selling, marketing and customer support expenses decreased 51% to $698,027 in fiscal 2001 from $1,432,986 in fiscal 2000 and our administration and general expenses decreased 17% to $1,313,151 in fiscal 2001 from $1,576,668 in fiscal 2000. These decreases were partially offset by a net bad debt expense of $138,959 in fiscal 2001,as compared to a net bad debt expense of $8,119 in fiscal 2000. The increase in bad debt expense was primarily the result of the non-payment by one customer, now in financial difficulty, partially offset by the collection of some older accounts previously reserved.

                  RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering expenses decreased 26% to $486,516, or 30% of revenues, in fiscal 2001 from $658,879, or 47% of revenues, in fiscal 2000. The decrease was primarily the result of a reduction in personnel and related development expenses due to the previous completion of the development of many of our current products. All of these costs were charged to operations as incurred and were funded by our cash reserves.

                  OPERATING LOSS. As a result of the factors discussed above, our operating loss decreased 37% to $2,191,626 in fiscal 2001 from $3,506,429 in fiscal 2000.

BUYER

         The buyer under the Sale Agreement is Motion Media Technology Inc., a wholly-owned subsidiary of a wholly-owned subsidiary of Motion Media PLC. Motion Media's parent has developed a range of video communication products including videophones, video conferencing systems, remote security systems and PC add-in cards. Its products are marketed internationally with several core targeted markets such as video conferencing, safety and security, remote surveillance, telehealth and mobile telephony. Motion Media PLC is guarantying the financial obligations of Motion Media under the Sale Agreement. The principal executive offices of Motion Media are located at Horton Hall, Horton, Bristol, B537 6QN United Kingdom and its telephone number is 011-44-14 54 313444.

SALE PRICE

         The letter of intent with Motion Media set the sale price for our video conferencing business and assets at $1,000,000, which was reduced to approximately $700,000 prior to the execution of the Sale Agreement as a result of the intervening sale of $150,150 of excess inventory to Motion Media and a $150,000 license fee paid by Motion Media for an analog-only communications product not yet put into production.

         Since the Sale Agreement was executed, we (a) received $200,000 under an Administrative Services Agreement with Motion Media, which was agreed to be applied to reduce the price paid at closing, and (b) agreed to sell to Motion Media (1) excess inventory for $479,850 (against which we have agreed to apply the $200,000 previously received under the Administrative Services Agreement), and (2) no longer necessary fixed assets for $65,000, pursuant to a Purchase and Sale of Inventory and Fixed Assets Agreement. Since these assets, to the extent in existence at the closing, would have been sold to Motion Media under the Sale Agreement, this payment further reduced the price to be paid by Motion Media at the closing to $155,000.

EXPECTED PROCEEDS FROM THE PROPOSED SALE TO MOTION MEDIA

         The amount we receive at the closing may be reduced to reflect any deductions from the proceeds that may be made for breaches of representations and warranties discovered by the date of closing. In addition, if any breaches of our representations and warranties are discovered by Motion Media during the earlier of one year after the closing or the date of our liquidation, Motion Media can make a claim against us under the Sale Agreement for its damages in excess of $20,000. If the closing with Motion Media does not occur, we are entitled to retain all pre-paid amounts. Also, in the event that shareholders do not approve the sale, Motion Media may extend its rights to use our technology for a six-month period after the Special Meeting by payment of a $50,000 license fee.

         In addition to the estimated net proceeds from the sale of our video conferencing business to Motion Media, we also will have other assets at the time that the sale of our video conferencing business to Motion Media is consummated, consisting primarily of cash and cash equivalents and accounts receivable. As of May 31, 2001, we estimate that our cash and cash equivalents were approximately $448,000, before the payment of liabilities and the collection of accounts receivable.

         From these other assets, as they may exist at the time of the closing of the sale to Motion Media, we must retain sufficient funds to meet our obligations, including our then existing and contingent liabilities, as well as our costs of dissolution. Assets will be retained to cover (a) known or contingent and future claims, (b) professional fees and other expenses of management and dissolution, (c) the cost of continuing insurance, and (d) various other liabilities, expenses and obligations that will be incurred by us and any liquidating trust. Our estimate of the aggregate of the costs described above and other accrued expenses is approximately $286,000. Our estimate of our cash and cash equivalents, as we anticipate they will exist immediately after the closing with Motion Media is approximately $518,000. Therefore, we currently estimate that the total amount available for distribution to shareholders upon completion of the sale to Motion Media and the Plan of Dissolution will be up to approximately $232,000 or up to approximately $.03 per share. See "Proposal Two - Distributions to Shareholders."

EXPECTED TIMING OF THE PROPOSED SALE

         The Sale Agreement provides that the closing thereunder is to occur within five days following the satisfaction or waiver of all conditions precedent to the obligation of the parties to consummate the sale, including shareholder approval pursuant to this proxy solicitation.

ADMINISTRATIVE SERVICES AGREEMENT

         The Administration Services Agreement, dated January 19, 2001, was entered into with Motion Media after the letter of intent, but before the Sale Agreement, was signed, as a way to provide cash flow of $50,000 per month to us commencing January 1, 2001. Every dollar we received under the Administrative Services Agreement is considered as a prepayment of the purchase price under the Sale Agreement. The Administrative Services Agreement terminated by its terms on April 30, 2001, after we received an aggregate of $200,000 thereunder.

OTHER AGREEMENTS

         On January 5, 2001, we sold a portion of our excess inventory of Lucent chipsets to Motion Media for $150,150, in connection with entering into the letter of intent with Motion Media.

         On January 19, 2001, we entered into a Technology License Agreement with Motion Media, under which we received $150,000 for a paid-up, non-exclusive license for a recently developed analog-only communications device not yet been put into production.

         We entered into a Purchase and Sale of Inventory and Fixed Assets Agreement with Motion Media on June 26, 2001 (which confirmed an oral agreement made in March 2001), pursuant to which we agreed to sell $479,850 of inventory used in our video conferencing business and $65,000 of fixed assets which we were no longer using. At the time of such agreement, we retained a number of Lucent chipsets which, if not used by the closing, will be sold to Motion Media at such time. These chipsets were retained by us so that we will have the ability, if we so determine, to continue to manufacture our products if the closing does not occur, and should then give us sufficient time to obtain additional chipsets.

         Simultaneously with the execution of the Purchase and Sale of Inventory and Fixed Assets Agreement, we entered into a Manufacturing Continuity Agreement with Motion Media, pursuant to which we granted Motion Media a license to utilize our proprietary rights and tooling to manufacture and further develop certain of our products prior to the closing, and Motion Media agreed to assume our standard product warranties for the term of the warranty, conditioned upon the closing. We also agreed to transfer certain Lucent Technologies Inc. software licenses to Motion Media, provided that Lucent gives us the right to reacquire such licenses on terms reasonably acceptable to us. In the event that the proposed sale does not occur, we will have the right, and intend, to terminate the license, unless Motion Media exercises its right, granted under the license, to continue to utilize such proprietary rights and tooling for an additional six-month period after the Special Meeting, which is exercisable by immediate payment of a $50,000 license fee. Furthermore, to the extent that the closing does not occur, we will receive a paid-up license from Motion Media to any enhancements which they have made to our products during the license period.

         Effective as of May 1, 2001, we entered into (a) an Addendum to the lease for our Wilmington, North Carolina facility and an Assignment and Assumption of Lease with our landlord, pursuant to which Motion Media assumed all of our lease obligations, and (b) a letter agreement, pursuant to which Motion Media agreed to permit us to retain space at the facility during the remaining term of the lease, terminable by us on 30 days' notice, for our continuing operations at a cost to us based upon our pro-rata usage of the facility.

REPRESENTATIONS AND WARRANTIES; CLOSING CONDITIONS

         The Sale Agreement contains representations and warranties customary for transactions of this type, including representations regarding us and our assets.

         The parties' obligations to consummate the proposed sale of our video conferencing business and assets to Motion Media are subject to the satisfaction or waiver of conditions customary for transactions of this type, including (a) approval by our shareholders, (b) there being no court order or other governmental prohibition or restraint preventing the consummation of the proposed transactions, (c) there having been no material adverse change in our video conferencing business (other than in relation to its financial performance), (d) our remaining solvent, (e) Motion Media not having identified any matter or agreement materially adversely affecting our video conferencing business, of which Motion Media was not aware prior to entering into the Sale Agreement, (f) each of the parties having complied with or performed all required obligations (except any for which a failure to comply or perform does not have a material adverse effect on the transaction), and (g) the representations and warranties of the other party being true and correct, with certain materiality exceptions.

COVENANTS; CONDUCT PRIOR TO AND AFTER THE CLOSING

         We have agreed that, until the first to occur of (a) the closing, (b) the date that the Special Meeting is held if the requisite affirmative vote of our shareholders is not achieved, or (c) September 30, 2001, we will not (and we will use our best efforts to assure that none of our directors, executive officers, agents or affiliates), directly or indirectly, solicit offers from any party other than Motion Media with respect to a possible sale of our video conferencing business. In addition, during this period, we may not offer for sale or sell any technology licenses with respect to our video conferencing business to any third person. If we sell any or all of the assets proposed to be acquired by Motion Media (except for sales of inventory in the ordinary course) other than to Motion Media, and Motion Media determines not to consummate the proposed sale, we have agreed to reimburse Motion Media for all reasonably incurred out-of-pocket expenses and costs associated with the proposed sale and the payments made under the Administrative Services Agreement.

         Until the closing or the termination of the Sale Agreement, we have agreed to (a) maintain our business in the ordinary course (although with the knowledge of Motion Media we have continued to wind down our operations), (b) use reasonable efforts to keep available the services of our current executive officers and other key employees (although substantially all of our employees have terminated their relationship with us and, to the extent that their skills have been needed by Motion Media, have been hired by Motion Media), and (c) use commercially reasonable efforts to preserve our relationships with those persons having business dealings with us.

         Although Motion Media agreed that, prior to the closing, it would assist us in filling customer orders that we did not have the resources to complete, since entering into the Sale Agreement we have not been able to obtain significant customer orders. Motion Media also has agreed to cooperate with us after the closing in the collection of our accounts receivable arising from our video conferencing business.

         There has been an on-going dispute with respect to our use of the "C-Phone" name. See "Other Information - Other Factors." Motion Media has agreed that, to the extent that it continues to use the "C-Phone" name, we will not be responsible for such use.

NON-COMPETITION

         We have agreed that, for a period of two years following the closing, we will not (a) engage in the sale, distribution or marketing of video conferencing products anywhere within North America and the European Union countries, (b) solicit any person who at the time is an employee of Motion Media in a managerial capacity for the purpose, or with the intent, of enticing such person away from or out of the employ of Motion Media, (c) call upon any party which is or which has been, within one year prior to the closing, our customer or the customer of Motion Media for the purpose of soliciting contracts or business with such customer for the sale, distribution or marketing of video conferencing products or services within North America and the European Union countries, or (d) promote or assist, financially or otherwise, any person, firm, partnership, corporation or other entity to do any of the above.

INDEMNIFICATION

         The Sale Agreement requires us to indemnify Motion Media, in an amount not to exceed the sale price paid to us, for any losses and expenses suffered by Motion Media that result from (a) the inaccuracy or breach of any of our representations or warranties in the Sale Agreement, to the extent that such loss or expense occurs during the earlier of one year after closing or the completion of our winding up and liquidation and is in excess of an aggregate of $20,000, (b) any breach or default in the performance by us of any of our covenants, obligations or agreements in the Sale

Agreement, (c) any liability of ours not expressly assumed by Motion Media pursuant to the Sale Agreement, or (d) any occurrence, condition or claim existing, arising or accruing prior to the closing of the proposed sale which relates to the operation or conduct of our video conferencing business, other than any liability or obligation expressly assumed by Motion Media pursuant to the Sale Agreement.

TERMINATION OF THE SALE AGREEMENT

         The Sale Agreement may be terminated at any time prior to closing (a) by mutual written consent of both parties, (b) by either us or Motion Media, if the other party is in breach of any representation, warranty, or covenant under the Sale Agreement and the terminating party is not then in breach, (c) by either party, if the proposed sale of our video conferencing business to Motion Media has not closed on or before September 30, 2001, or (d) by either party, within five business days after the Special Meeting, if the requisite affirmative vote of our shareholders in favor of the proposed sale to Motion Media is not obtained.

ACCOUNTING TREATMENT OF THE PROPOSED SALE

         The sale to Motion Media will be reflected on our financial statements as a sale of assets and assumption of certain liabilities for accounting purposes, with a gain or loss recognized in the year in which the proposed sale is consummated, in the amount of the difference between the sale price and the aggregate net book value of the assets sold to Motion Media.

PRICE OF COMMON STOCK PRECEDING ANNOUNCEMENT OF THE PROPOSED SALE

         On January 5, 2001, the last trading day before we publicly announced the entering into of the letter of intent with Motion Media, the closing sale price of our common stock, which then was trading on the OTC Bulletin Board, was $0.094. As a result of our decertification from the SEC reporting requirements, our common stock currently is listed in the "pink sheets."

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         All of our executive officers and directors own shares of common stock and/or options to purchase shares of common stock. To that extent, their interest in the proposed sale and Plan of Dissolution is the same as that of other shareholders.

         Mr. Daniel Flohr and Ms. Tina Jacobs, who are husband and wife, jointly own the Wilmington, North Carolina facility which we occupy, including the land on which the facility is located, and leased it to us pursuant to a triple net lease at an annual rate of $75,360 expiring on April 30, 2002. We have been responsible for all costs and expenses, including applicable taxes, relating to the facility. Mr. Flohr and Ms. Jacobs have also allowed us to use approximately 9,000 square feet of a 1.4 acre adjacent parcel of land owned by them as a parking area for our employees and customers, in consideration for which we provided minimal maintenance of the parking area and paid approximately $500 per year of real estate taxes on this parcel. As part of the sale of our video conferencing business and assets to Motion Media, Motion Media agreed, effective May 1, 2001, to assume our obligations under this lease, agreed to an increase in monthly net lease payments from $6,280 to $8,250 and agreed that FiberCity Networks, Inc., of which Mr. Flohr is President, may continue to maintain an office of approximately 375 square feet on the premises through December 31, 2001 without any rental obligation.

         Mr. Stuart Ross, a director and our Vice President and Director of Engineering, has been orally advised by Motion Media that employment would be available to him at such time as he leaves our employ. As a result of such oral offer, Mr. Ross has not voted, as a director, on any matters pertaining to the proposed sale to Motion Media, although he was present at, and participated in, the various discussions of the Board. As of June 28, 2001, Mr. Ross has not negotiated the terms of any offered employment with Motion Media. Mr. Ross has an employment agreement with us, which currently expires December 31, 2001. We currently anticipate that Mr. Ross would be terminated by us following the closing of our sale to Motion Media, in which event Mr. Ross would be entitled to severance; however, if Mr. Ross voluntarily terminates his employment with us before such time, then he would not be entitled to any severance. See "Proposal Two - Possible Effects of Approval of the Plan of Dissolution upon Directors, Officers and Principal Shareholders."

DESCRIPTION OF THE PLAN OF DISSOLUTION - GENERAL OVERVIEW

         Our Board of Directors unanimously approved our proposed dissolution and the Plan of Dissolution at a meeting held on June 22, 2001, subject to shareholder approval at the Special Meeting. The Plan of Dissolution provides that, upon its approval by shareholders, the Board of Directors, without further action by shareholders, may (a) dissolve our corporate existence, (b) liquidate our assets, (c) pay, or provide for the payment of, any remaining, legally enforceable obligations, and (d) distribute any remaining assets to our shareholders. Under applicable New York law, approval by the holders of (a) a majority of our outstanding shares of common stock entitled to vote at the Special Meeting, if the proposed amendment to our Certificate of Incorporation is approved by shareholders, or (b) two-thirds of our outstanding shares of common stock entitled to vote at the Special Meeting, if shareholder approval of the amendment is not obtained, is required to approve the Plan of Dissolution.

         Certain material features of the Plan of Dissolution are summarized below. This summary is qualified by reference to the complete text of the Plan of Dissolution and the relevant portions of the New York Business Corporation Law. A complete copy of the Plan of Dissolution is attached to this proxy statement as Exhibit B. Shareholders should carefully read the Plan of Dissolution in its entirety.

BACKGROUND AND REASONS FOR THE DISSOLUTION

         The consummation of the proposed sale of our video conferencing business and assets to Motion Media will leave us with few of the resources necessary to conduct active business operations. While we would have cash, we would have no inventory, employees (other than several officers and part-time clerks), and no equipment or facilities except those necessary to administer our dissolution and liquidation. If the proposed sale is not closed, we will have an immediate and critical need for additional capital in order to continue to operate. It is unlikely that sufficient additional capital could be raised on terms more favorable than the proposed sale, if at all, or in sufficient time. Accordingly, whether or not the proposed sale to Motion Media is consummated, we will likely not have the ability to continue our existing operations. Our Board of Directors believes that our limited cash resources make it infeasible to enter into a new line of business which would be of benefit to shareholders, and that attempting to do so might jeopardize the assets that otherwise may be available to shareholders through our dissolution. Therefore we intend to convert all of our remaining assets to cash and to implement the Plan of Dissolution, whereby we would satisfy or settle all of our remaining liabilities, establish appropriate reserves for any remaining contingencies, pay the premiums on additional insurance to cover certain contingencies and distribute our remaining cash, if any, to shareholders. See "Proposal Two - Description of the Proposed Sale."

         In adopting a resolution approving the Plan of Dissolution, our Board of Directors extensively explored and evaluated various strategic alternatives that would protect the interests of shareholders and enhance shareholder value, as well as information concerning our financial condition, business operations and prospects, including the following: (a) sales of specific assets and elimination or reduction of costs, out of which consummation of the proposed sale to Motion Media presented the best opportunity to enable us to make the greater distribution to our shareholders; (b) our future value and prospects, absent the consummation of the proposed sale; (c) our inability to continue to effectively operate due to limited financial resources; (d) our inability to find a potential acquirer with adequate financing; (e) our ability to consummate the proposed sale of our video conferencing business and assets without materially affecting the interests of shareholders; and (f) our perceived motivation of Motion Media and its financial condition, which factors demonstrated its financial ability and earnest intent to consummate the proposed sale. Our Board of Directors believes, in light of these factors, that it is reasonably unlikely that we will receive, within a reasonable period of time under the circumstances, any viable offer to engage in an alternative transaction which would be in the best interests of shareholders. Therefore, our Board of Directors believes that our dissolution and liquidation, following consummation of the sale to Motion Media would best protect the interests of shareholders and is in the best interests of shareholders.
See "Proposal Two - Background and History of, and Reasons for, the Proposed Sale."

DISSOLUTION AND LIQUIDATION PROCEDURE

         Following approval of Proposal Two by the holders of (a) a majority of our outstanding shares of common stock entitled to vote at the Special Meeting, if the proposed amendment to our Certificate of Incorporation is approved by shareholders, or (b) two-thirds of our outstanding shares of common stock entitled to vote at the Special Meeting if shareholder approval of the amendment is not obtained, and completion of the proposed sale to Motion Media, we will file a Certificate of Dissolution with the Secretary of State of the State of New York and will commence our liquidation by preparing and distributing the appropriate liquidation notices to creditors and claimants under applicable provisions of New York law. Once the Certificate of Dissolution is filed, we will no longer be authorized to undertake actions other than those necessary to wind up our affairs. The steps taken to wind up our affairs, as described below, will be completed at such times as our Board of Directors, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of our assets upon liquidation.

         After we file the Certificate of Dissolution, we currently intend to give notice under applicable New York law, requiring all creditors and claimants and any persons with whom we have unfulfilled contracts to present their claims in writing and in detail at a specified place and by a specified day, which may not be less than six months after the first publication of the notice. On or before the first publication of the notice, we will mail a copy to each person believed to be a creditor or a claimant against us and whose name and address are known to, or can with due diligence be ascertained by us. The giving of the notice will not constitute a recognition by us that any person is a proper creditor or claimant, and will not revive or make valid, or operate as a recognition by us of the validity of, or a waiver of any defense or counterclaim in respect of, any claim against us, which has been barred by any statute of limitations, or become invalid, by any cause, or in respect of which we have any defense or counterclaim. The claim of any such person, and other claims that are not timely filed (other than tax claims and claims which may be asserted by the State of New York or by the United States) as provided in the notice (except claims which are the subject of litigation on the date of the first publication of the notice), and all claims which are so filed, but are disallowed by the New York State Supreme Court, will be forever barred as against us, except to such extent, if any, that the New York State Supreme Court may allow them against either us or the assets of a liquidating trust in the case of a creditor who shows satisfactory reason for his failure to file his claim as so provided.

RIGHT TO MODIFY, AMEND OR TERMINATE THE PLAN OF DISSOLUTION

         By approving the Plan of Dissolution, shareholders will be granting our Board of Directors the authority to modify, amend or terminate the Plan. The Board may modify or amend the Plan at any time without shareholder approval, if it determines that such action would be in the best interests of the Company or shareholders. If any amendment or modification appears necessary, and in the judgment of the Board will materially and adversely affect the interest of shareholders, the Board is required to submit such amendment or modification to shareholders for approval. The Board may terminate the Plan without shareholder approval at any time, if it determines that termination would be in the best interest of the Company or shareholders; however, if such termination were to occur after consummation of the sale to Motion Media, then, under New York law, shareholders may have the right to elect appraisal for their shares of common stock.

CONDUCT FOLLOWING THE DISSOLUTION

         Once the Certificate of Dissolution is filed and effective, we will continue to exist, but only for the purpose of winding up our affairs, and we will undertake to (a) settle and close our business and our remaining operations, (b) convert to cash, by sales, as much of our remaining non-cash assets as possible, (c) withdraw from any jurisdiction in which we are qualified to do business, (d) pay or make provision for the payment of all of our expenses and liabilities, (e) continue to indemnify our directors and officers as required by our Certificate of Incorporation and By-Laws, and in connection therewith continue to pay the premiums on director and officer liability insurance, (f) create reserves for contingencies, (g) prosecute, defend and settle lawsuits, if any, (h) distribute our remaining assets, if any, to shareholders, and (i) do any other act necessary to wind up and liquidate our business and affairs. Our Board of Directors and then officers will oversee our dissolution and liquidation.

CONTINUING INSURANCE

         Following shareholder approval of the proposed sale to Motion Media and the Plan of Dissolution, we will continue to indemnify our officers, directors, employees and agents for their lawful actions in accordance with our Certificate of Incorporation and By-Laws, including for lawful actions taken in connection with the Plan of Dissolution and the wind-down of our business and affairs. We have maintained, and intend to continue to maintain, director and officer liability insurance for the benefit of such persons. As part of our wind-down, we intend to prepay the premium to continue to maintain such insurance for annual periods extending through the third anniversary of the date of the Special Meeting. Since our insurance policy may, depending upon the circumstances, require us to pay the initial amount of any liability incurred and then to pay the further costs of defending a claim, subject to reimbursement from the insurance carrier, we intend to establish a contingency reserve to cover such possible contingency.

SALE OF REMAINING ASSETS

         The Plan of Dissolution gives our Board of Directors, to the fullest extent permitted by law, the authority to sell all of our assets. Accordingly, shareholder approval of the Plan of Dissolution will constitute, to the fullest extent permitted by law, approval of our sale of any and all of our assets remaining after the dissolution, on such terms and conditions as our Board of Directors, in its absolute discretion and without further shareholder approval, may determine. Our Board of Directors will have the authority to sell all of our assets in one or more alternate transactions after dissolution pursuant to the Plan of Dissolution, without further shareholder action or approval, if the proposed sale to Motion Media is not consummated.

PAYMENT OF CLAIMS AND OBLIGATIONS

         In accordance with applicable New York law, before distributing any assets to shareholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for (a) all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, (b) any claim against us which is the subject of a pending lawsuit or proceeding to which we are a party, and (c) claims that have not been made known to us or that have not arisen, but that, based on facts known to us, are likely to arise or become known to us from the time of the distribution of the notices to our creditors until the final distributions are made to shareholders.

JUDICIAL LIQUIDATION

         We will continue winding up our affairs until the complete distribution of our assets to shareholders. Notwithstanding the adoption of the Plan of Dissolution, after the Certificate of Dissolution has been filed with the Secretary of State of the State of New York, we, or, in certain circumstances, a creditor, claimant, director, shareholder and certain others, may petition the New York Supreme Court for a judicially supervised liquidation. In such event, the Court would have the authority to replace our directors and officers with court-appointed receivers, to be paid by us, and would have authority over all matters affecting our liquidation and winding up. The timing and amount of any liquidating distribution to shareholders could be adversely affected if the dissolution were to become judicially supervised.

DISTRIBUTIONS TO SHAREHOLDERS

         Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, continuing insurance, payroll and local taxes and miscellaneous office expenses, will continue following approval of the Plan of Dissolution. We also anticipate expenses for professional fees and other expenses of liquidation. These expenses will reduce the amount of assets available for ultimate distribution to shareholders.

         Before making any distribution to shareholders, our Board of Directors must first make adequate provision for the payment, satisfaction, and discharge of all known, unascertained or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the dissolution. We will pay or otherwise attempt to dispose of all of our remaining claims and obligations until the later of six months after the date of the liquidating notices or the date all of our liabilities and obligations are satisfied, which we would expect to occur within twelve months following the closing of our sale to Motion Media.

         Our Board of Directors will determine, in its sole discretion and in accordance with applicable law, the timing, amount and kind of, and the record date for, any distribution made to shareholders. Liquidating distributions will be made to shareholders on a pro rata basis, based upon the number of shares of common stock held. We intend to make a distribution after closing of the sale to Motion Media and after we resolve all claims and settle all liabilities. If we are unable to resolve all claims and settle, or make appropriate provision for, all liabilities within one year after closing of the sale, we then will distribute all remaining assets to a liquidating trust, which will hold such assets for the benefit of shareholders, pending such resolutions and settlements, for a period of up to three years. At such time, the remaining assets, if any, in the trust will be distributed to shareholders.

         Uncertainties as to the net value of our assets and the ultimate amount of our liabilities and transaction costs make it impossible to predict with certainty the amount that will ultimately be distributed to shareholders. We currently estimate that the total amount available for distribution to shareholders upon completion of the sale to Motion Media and the Plan of Distribution will be up to approximately $.03 per share. Variations from our management's assumptions could reduce amounts available for distribution. See "Other Information - Selected Financial Data."

         Shareholders should not send their stock certificates with the enclosed proxy. Following our dissolution, shareholders will be sent additional instructions for receiving distributions.

         In addition to our outstanding common stock, as of July 23, 2001, the record date for the Special Meeting, we have outstanding stock options for the purchase of 378,221 shares of our common stock, with per share exercise prices ranging from $0.84 to $10.38. Since we do not anticipate that the price of our common stock will reach or exceed the lowest exercise price at any time prior to our dissolution, we do not anticipate that any distribution will be paid with respect to stock options. However, all discussion in this proxy statement concerning the amount per share of common stock of sale proceeds and of expected distributions, including all pro forma financial statement presentation of these items, assumes that no stock option will be exercised to purchase common stock and that no additional shares of common stock will be otherwise issued. If the price of our common stock were to rise sufficiently to put the outstanding stock options "in the money" prior to the time that we close our stock transfer records, which is highly improbable, and holders thereof exercised their stock options, the number of shares of outstanding common stock would increase, which would affect the amount available for distribution per share of outstanding common stock.


LIQUIDATING TRUST

         In accordance with the Plan of Dissolution, we will be required to distribute all of our assets within one year. If we are unable to do so, or if otherwise deemed advisable by our Board of Directors, we may, following dissolution, transfer any of our remaining assets to a liquidating trust established for the benefit of shareholders, subject to the claims of creditors. Thereafter, these assets will be sold or distributed on terms approved by the trustees. Our Board of Directors is authorized to appoint one or more trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with the trustee(s) on such terms and conditions as may be approved by our Board of Directors. Shareholder approval of the Plan of Dissolution will constitute approval of any such appointment and any liquidating trust agreement.

POSSIBLE EFFECTS OF THE PLAN OF DISSOLUTION UPON DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

         None of our current executive officers or directors have agreements with us providing for compensation for a fixed term or for severance upon termination of employment, other than Stuart Ross, our Vice President and Director of Engineering and a director. Mr. Ross' employment agreement, which was renegotiated effective January 1, 1999, automatically is renewed at the end of each calendar year unless notice of non-renewal is given by either party at least four months prior to the end of the then current year. In the event that Mr. Ross' employment is terminated by us without cause, and prior to the expiration of the then current term, Mr. Ross would be entitled to receive, as severance, his base salary (currently $130,000 per annum) for a period of six months, paid on our normal salary payment dates. Mr. Ross has no duty to attempt to mitigate our obligation to make severance payments, and any compensation earned by Mr. Ross during such six-month period may be retained by Mr. Ross.

         Our stock option plan provides that any outstanding options automatically become vested and immediately exercisable in full upon, among other occurrences (a) the sale of all, or substantially all, of our assets, or
(b) the approval of a plan to liquidate; provided that our Board of Directors may determine that options will not automatically vest upon approval of a plan of liquidation. Upon consummation of the proposed sale to Motion Media or approval of the Plan of Dissolution, all options, to the extent not previously exercised, and whether or not vested, will become exercisable. As of June 28, 2001, options to purchase an aggregate of 378,221 shares of our common stock, at exercise prices ranging from $0.84 to $10.38 per share, were outstanding. We do not anticipate that the price of our common stock will reach or exceed the lowest exercise price of any of our outstanding options and, therefore, it is highly unlikely that any outstanding options will be exercised or any distribution paid with respect to such options.

         Following our dissolution and liquidation, it is possible that some claims may still exist that could be asserted against us, including for indemnification by our directors and officers. In order to minimize the possibility of such a claim, we intend to continue to maintain, for annual periods extending through the third anniversary of the date of the Special Meeting, our current director and officer liability insurance policy.

CONTINGENT LIABILITY OF SHAREHOLDERS AFTER DISSOLUTION

         Applicable New York law provides that, if the assets of a corporation are distributed in connection with its liquidation and winding up, a shareholder may be liable for claims against the corporation up to the amount actually distributed to that shareholder in the liquidation. Irrespective of such potential liability, due to the small amount anticipated to be distributed to each shareholder, it would be impractical for most creditors to assert and follow through with a proceeding to enforce a claim against a shareholder after distributions have been made.

ABANDONED PROPERTY

         In accordance with applicable New York law, any assets distributable to a shareholder who cannot be located, or who is under disability and for whom there is no legal representative, is required to be paid to the State Comptroller as abandoned property, subject to the provisions of the abandoned property law. Shareholders who own shares of common stock in their own names should, therefore, ascertain that we are kept informed of changes of address, and other shareholders should similarly advise their nominees.

CLOSING OF COMMON STOCK TRANSFER RECORDS

         If shareholders approve Proposal Two, and if our Board of Directors determines that our dissolution and liquidation is in the best interest of shareholders, we intend to close our stock transfer records which will prevent any further trading in our stock. Any shareholder holding shares of common stock when trading is halted will be unable to record the transfer of them on our transfer records, and will only have the right to receive any distributions payable with respect to those shares pursuant to the Plan of Dissolution.

FUTURE ANNUAL MEETINGS OF SHAREHOLDERS

         If shareholders approve Proposal Two, we presently do not intend to hold an Annual Meeting of shareholders in 2001 or thereafter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         GENERAL

         The following discussion is a general summary of the Federal income tax consequences that may result from the proposed sale of our video conferencing business and assets to Motion Media, our dissolution and liquidation and the distribution of our assets to shareholders pursuant to the Plan of Dissolution. This summary is based on the current provisions of the Internal Revenue Code, which is subject to retroactive change.

         This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular shareholder or to certain types of persons subject to special treatment under Federal income tax laws, such as corporations and non-US persons, nor does it address any aspects of state, local or foreign tax laws. Because any distributions made pursuant to the Plan of Dissolution may occur at various times and in more than one tax year, we cannot assure you that the described tax treatment will continue to apply unchanged.

         We have not requested a ruling from the IRS or obtained an opinion of counsel with respect to the anticipated tax treatment of the Plan of Dissolution. Nor, if we deem it necessary, appropriate or desirable to establish a liquidating trust, do we intend to request a ruling from the IRS that the trust will be taxable as a trust, and not as a corporation, for Federal income tax purposes. However, we do expect to obtain an opinion of counsel to such effect prior to establishing the trust. For this reason, this summary will assume that any liquidating trust will be taxable as a trust, and not as a corporation, for Federal income tax purposes. If such assumption or any of the conclusions stated in this tax discussion prove to be incorrect, the result could be increased taxation at the corporate and/or shareholder level, thus reducing the benefit to shareholders from the liquidation.

         This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Accordingly, this summary is not intended to constitute legal advice to any shareholder, nor is it binding on the Internal Revenue Service. WE RECOMMEND THAT EACH SHAREHOLDER CONSULT HIS OR HER PERSONAL TAX ADVISOR REGARDING THE SPECIFIC APPLICABLE TAX CONSEQUENCES WHICH MAY ARISE FROM CONSUMMATION OF OUR PROPOSED SALE TO MOTION MEDIA AND THE PLAN OF DISSOLUTION.

         CONSEQUENCES TO US

         We will recognize gain or loss from the sale to Motion Media in an amount equal to the difference between the amount we realize from the sale and our adjusted tax basis in the assets sold. The amount we realize from the sale will be equal to the sum of (a) the money we receive from Motion Media, (b) the amount of our liabilities assumed by Motion Media, and (c) the aggregate amount of any liabilities to which the assets sold to Motion are subject. We will be subject to Federal income tax on any gain recognized from the sale of our video conferencing business and assets to Motion Media. However, because we have significant net operating loss carryforwards available to us to offset any gain from the sale, we do not expect to incur any significant Federal tax liability.

         After the Plan of Dissolution becomes effective and until the liquidation is completed, we will continue to be subject to income tax on our taxable income. We will recognize gain or loss on sales of our property pursuant to the Plan of Dissolution as well as on any distribution to shareholders.

         In the event that we discharge any of our liabilities at less than the face amount of such liabilities, such discharge may result in recognition of income by us to the extent of the excess of the face amount of the liabilities over the amount paid in satisfaction of the liabilities. Any operating losses, expenses and net operating loss carryforward that we have will be available to offset any taxable income for purposes of the regular tax. Because such amounts are not yet certain, we cannot estimate with any accuracy whether we will have any regular income tax liability or, if we do, the amount of such liability, which we do not believe will be significant.

         CONSEQUENCES TO SHAREHOLDERS

         As a result of our liquidation, each shareholder will recognize gain or loss equal to the difference between (a) the amount of money distributed to the shareholder plus the fair market value (at the time of distribution) of other property, if any, distributed to the shareholder, and (b) the tax basis of the shares of common stock owned by the shareholder at the time of liquidation. The tax basis to a shareholder of a share of common stock will depend upon various factors, including the cost of the share to the shareholder and the amount and nature of any distributions made by us in respect of that share.

         If a shareholder owns more than a single block of shares of common stock (i.e., the shareholder has acquired groups of shares of our common stock at different prices or at different times), the shareholder will be required to allocate the amount received in liquidation to each different block of shares, based on the number of shares in each block. Within each block, the full tax basis of such block must be recovered before any gain will be recognized with respect to that block. No loss with respect to shares of common stock will be recognized until the final liquidating distribution is made or there is no prospect of any further distribution.

         Gain or loss recognized by a shareholder will be capital gain or loss, provided that the shareholder's common stock has been held as a capital asset. Capital gains are long-term if the common stock has been held for more than twelve months. For individuals, the maximum Federal income tax rate applicable to long-term capital gains is generally 20 percent. Deductions for capital losses, whether short-term or long-term, are subject to various limitations.

         In the very unlikely event that we make any distribution of property other than money, a shareholder's tax basis in such property immediately after the distribution will be the fair market value of such property as of the time of distribution. The gain or loss realized upon the shareholder's future sale of that property will be measured by the difference between the shareholder's tax basis in the property at the time of sale and the sale proceeds.

         If we transfer assets to a liquidating trust, each shareholder will be treated, for Federal income tax purposes, as having received a pro rata share of each asset transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the assets are subject. The liquidating trust itself should not be subject to tax. After formation of the liquidating trust, each shareholder will be required to take into account, for Federal income tax purposes each year, his or her pro rata portion of any income, expense, gain or loss recognized by the trust. If any property is transferred to the trust, shareholders may be subject to tax, whether or not they receive any distributions from the trust.

NO APPRAISAL RIGHTS

         Under applicable New York law, shareholders are not entitled to any appraisal or similar rights of dissenters in connection with the approval of Proposal Two and consummation of the transactions contemplated thereby, since the proposed sale to Motion Media is wholly for cash and is part of the Plan of Dissolution, which provides that substantially all of our net assets will be distributed to shareholders, or to a liquidating trust for their benefit, within one year after the closing of the proposed sale.

GOVERNMENT APPROVALS AND REGULATORY MATTERS

         No Federal or state regulatory requirements or approvals are required to be complied with or obtained in connection with the proposed sale to Motion Media, other than compliance with applicable New York corporate law and Federal and state securities laws. Except for our filing of the Certificate of Dissolution with the Secretary of State of the State of New York and compliance with the applicable provisions of law relating to our dissolution, we are not subject to any Federal or state regulatory requirements, nor are we required to obtain any Federal or state approvals in order to consummate our dissolution.

VOTE REQUIRED

         Under applicable New York law, the affirmative vote of the holders of
(a) a majority of our outstanding shares of common stock entitled to vote at the Special Meeting, if the proposed amendment to our Certificate of Incorporation is approved by shareholders, or (b) two-thirds of our outstanding shares of common stock entitled to vote at the Special Meeting, if shareholder approval of the amendment is not obtained, is required to approve the proposed sale to Motion Media and the Plan of Dissolution. If the requisite vote to approve these transactions is obtained, we will be authorized to consummate the proposed sale and dissolve and liquidate in accordance with the Plan of Dissolution, even though individual shareholders may have voted against the proposal. The Plan of Dissolution may be amended or terminated, either before or after shareholder approval has been obtained, unless our Board of Directors determines that such amendment or termination would materially and adversely affect shareholders' interests.

RECOMMENDATION OF THE BOARD

         OUR BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED SALE TO MOTION MEDIA AND THE PLAN OF DISSOLUTION.

                                  OTHER MATTERS
                                  -------------

         We know of no other matters to be submitted at the Special Meeting. Applicable New York law, to which we are subject, provides that the only business which may be transacted at the Special Meeting is business which is related to the purposes set forth in the notice for the Special Meeting. If any other matters properly come before the Special Meeting, the proxy holders will vote the shares they represent as they determine in their judgment.

                                OTHER INFORMATION
                                -----------------

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


         The following table sets forth the number of shares of common stock beneficially owned, as of July 23, 2001, the record date for the Special Meeting, by (a) each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our current directors, (c) each of our current executive officers, (d) each person who was a director or executive officer at any time since the beginning of our last fiscal year, and (e) all of our current directors and executive officers, as a group (five persons). Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated. The table does not include those shares issuable upon exercise of options granted pursuant to our stock option plan that will become immediately exercisable upon the approval of either the proposed sale to Motion Media or the Plan of Dissolution.


Name                                                  Shares Beneficially Owned     Percent of Class
----                                                  -------------------------     ----------------
Daniel P. Flohr                                           1,071,223(1)                         11.9%
Tina L. Jacobs                                            1,071,223(1)                         11.9%
Paul H. Albritton                                            97,000(2)                         *
Stuart E. Ross                                               66,951(3)                         *
Donald S. McCoy                                              17,500(3)                         *
Kurt Svendsen                                                15,668(3)                         *
Seymour L. Gartenberg                                        15,000(4)                         *
E. Henry Mize                                                18,500(5)                         *
All executive officers and directors, as a group          1,301,842(6)                         14.2%
-----------------
 *   less than 1%

(1) Consists of (a) 727,298 shares owned directly by Mr. Flohr, (b) 307,925 shares owned directly by Ms. Jacobs, and (c) 36,000 shares owned by trusts for the benefit of Mr. Flohr's and Ms. Jacobs' minor children, the sole trustee of which is Mr. Flohr's mother. Mr. Flohr and Ms. Jacobs are husband and wife and their address is c/o C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405.

(2) Consists of (a) 15,000 shares owned directly by Mr. Albritton and (b) 82,000 shares issuable upon exercise of that portion of options granted pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable within 60 days after the date of this proxy statement.

(3) Consists solely of shares issuable upon exercise of that portion of options granted pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable within 60 days after the date of this proxy statement.

(4)      Mr. Gartenberg resigned as a director on March 2, 2001.

(5) Consists of (a) 1,000 shares owned directly by Mr. Mize and (b) 17,500 shares issuable upon exercise of that portion of options granted pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable prior to August 3, 2001, the expiration date of such options as a result of Mr. Mize's resignation. Mr. Mize resigned as a director on May 2, 2001.

(6) Our current directors are Messrs. Albritton, McCoy and Ross and Ms. Jacobs. Our current executive officers are Messrs. Albritton, Ross and Svendsen.

         We do not know of any arrangement, including any pledge by any person of our securities, the operation of which at a subsequent date may result in a change in our control.

CERTAIN TRANSACTIONS

         Employee directors receive no additional compensation for serving on our Board of Directors or on its committees. Until September 2000, we paid our outside directors an annual fee of $5,000. Effective September 2000, we increased the annual fee to $10,000 and determined to pay the Chairman of our Audit Committee an annual fee of $5,000 for the responsibilities associated with such position. We also reimburse our outside directors for out-of-pocket expenses incurred in connection with their services as directors. In addition, we annually grant to each of our outside directors a non-qualified option under our stock option plan to purchase 2,500 shares of our common stock (exercisable at the fair market value of our common stock on the date of grant). On August 4, 2000, our Board of Directors made an annual grant, in accordance with previous practice, of options to purchase 2,500 shares of our common stock to each of our then current outside directors at an exercise price of $.091 per share. Since the beginning of 2000, the only persons who have been considered to be outside directors have been Mr. Gartenberg (who also served as Chairman of our Audit Committee prior to his resignation on March 2, 2001), Mr. Mize (who resigned on May 2, 2001) and Dr. McCoy, who currently continues as a director.

         Mr. Flohr co-founded our company in March 1986 with Ms. Jacobs and served as our President and Chief Executive Officer from inception until March 2000 and as Chairman and a director until November 2000. Ms. Jacobs is a director and served as our Executive Vice President and Chief Operating Officer from inception until March 2000 and as Secretary and Treasurer from inception until August 2000. During the fiscal year ended February 29, 2000, we paid Mr. Flohr and Ms. Jacobs $97,756 and $99,263, respectively. Their respective employment agreements provided for automatic annual renewals unless six month's prior notice of non-renewal was given, and also provided for lump sum severance payments equal to the salary that the executive would have been entitled to receive had the executive been employed through the end of the then current term, unless the executive was terminated by us for cause. During 2000, the executives terminated their employment with us by mutual consent. At the time of his termination as an employee in March 2000, Mr. Flohr agreed to act as a consultant and director, for an indefinite period, and we agreed to pay Mr. Flohr an aggregate of $50,000 for all future services he would render to us. At the time of her termination as an Executive Vice President and Chief Operating Officer in March 2000, Ms. Jacobs' compensation was reduced to $25,000 annually and, at the time of her termination as Secretary and Treasurer in August 2000, we agreed to continue to pay the amount of our employer's contribution for her health insurance until September 14, 2001 and to pay an aggregate of $25,000 for all future services she would render to us. In May 2001, Ms. Jacobs agreed to accept, in a lump sum payment, the balance of the $25,000 not yet paid to her and to our ceasing to make contributions for her health insurance. Mr. Flohr and Ms. Jacobs have never received separate compensation for their services as directors and have never been granted stock options.

         In June 2000, we agreed to provide engineering and other related services to FiberCity Networks, Inc., a provider of ultra high bandwidth data communications (of which Mr. Flohr is President), for product development at hourly rates plus out-of-pocket expenses. In November 2000, as a result of our decision to wind down our video conferencing operations, this arrangement was modified to provide that FiberCity hire one of our employees and reimburse us for our prior purchase of materials related to the FiberCity project. We also agreed to reduce the hourly rates for our services and to reimburse FiberCity at the same rates for time devoted to our operations by our former employee. Through June 28, 2001, we have received an aggregate of approximately $125,700 under this arrangement from FiberCity, including $34,756 of reimbursement for component inventory purchased for its account.

         Until April 30, 2001, we leased our Wilmington facility from Mr. Flohr and Ms. Jacobs on terms and conditions which we believed were no less favorable to us than those available from unaffiliated third parties. See "Proposal Two - Interest of Certain Persons in Matters to be Acted Upon" for further information concerning the terms of the lease.

         None of our executive officers, except Mr. Ross, our Vice President and Director of Engineering, has an employment agreement with us. See "Proposal Two
- Possible Effects of Approval of the Plan of Dissolution upon Directors, Officers and Principal Shareholders" for information concerning the terms of Mr. Ross' employment agreement. Mr. Albritton, our President and Chief Executive officer, has been paid a salary of $150,000 a year since he was promoted to his position in March 2000. In July 2001, Mr. Albritton's salary is being reduced to $5,000 per month as his responsibilities became curtailed. Mr. Svendsen, our other executive officer who is our Vice President and Chief Financial Officer, is paid a salary of $84, 000 a year. Since the beginning of 2000, the Compensation Committee of our Board of Directors granted options to purchase 100,000 shares of our common stock to Mr. Albritton at an exercise price of $2.44 per share, options to purchase 30,000 shares of our common stock to Mr. Ross at an exercise price of $1.03 per share and options to purchase 5,000 shares of our common stock to Mr. Svendson at an exercise price of $.091 per share. All of such options were granted under our stock option plan. In accordance with the terms of the plan, the exercise price of the granted options was equal to the closing price of our common stock on the last trading day immediately preceding the date of grant.

         At the time of Mr. Albritton's promotion to President and Chief Executive Officer in March 2000, Mr. Albritton decided to acquire 10,000 shares of our common stock. At such time, and instead of purchasing such shares through his broker, Mr. Albritton agreed to purchase such shares from us. We thereupon sold such shares to Mr. Albritton for $24,375, which represented the closing price of such shares on the Nasdaq SmallCap Market on the trading day immediately prior to Mr. Albritton's date of purchase.

OTHER FACTORS

         A proceeding brought by the former owner of the trademark C-Phone(R), to cancel our current registration of such trademark, has been pending before the U.S. Patent and Trademark Office's Trial and Appeal Board since 1996. If we are unable to satisfactorily resolve this matter with the former owner or we are not successful in this proceeding, we may need to change the identifying name on some of our products, we may determine that it is appropriate to change our corporate name and we may be subject to damages if it can be shown that we had infringed the former owner's common law rights. If the proposed sale to Motion Media is consummated, Motion Media will obtain the right to use the "C-Phone" name, but will be responsible for its actions, and we will remain responsible for resolving the pending proceeding. We currently are in negotiation with the former owner to settle the proceeding.

         In July 2000, we were advised by two shareholders, claiming to own an aggregate of 45,010 shares of our common stock purchased between July 1997 and June 2000, that they were considering legal action against us, our current and former directors and executive officers and our counsel for alleged "misleading business wire releases, breach of fiduciary duty by the Board of Directors, mismanagement and possible fraudulent practice, filing with the SEC inaccurate and misleading statement" and alleged violation of provisions of the SEC's proxy rules. We have advised such shareholders that, from a review of the claims they have made, it is believed that such claims are without merit. Our counsel has offered to supply to their counsel relevant information to satisfy their counsel of our belief. However, such offer has not been accepted and we believe that if such shareholders pursue their claims, they may do so without the assistance of experienced counsel. We have notified our insurance carrier of such potential legal action.

SELECTED FINANCIAL DATA

         We have included a Statement of Net Assets in Liquidation as of February 28, 2001 as part of our audited financial statements, which appears as Exhibit C to this proxy statement. The following discussion, and selected extracts as of February 28, 2001, which are derived from the Statement, should be read in conjunction with the Statement and the notes to financial statements in Exhibit C.

         The assets available for distribution to shareholders on liquidation would be (a) our assets, less our liabilities, at February 28, 2001, after giving effect to the sale to Motion Media, plus or minus (i) any sum by which the amount received from Motion Media is greater or less than the related carrying value on our February 28, 2001 balance sheet, (ii) any amount by which severance and other costs related to the sale and termination of our businesses are less or greater than the related accruals on our February 28, 2001 balance sheet, and (iii) any amounts by which the costs of liquidation and costs related to contingent liabilities, including pending and threatened litigation, are less or greater than the reserves therefor reflected on our February 28, 2001 balance sheet, minus (b) expenses incurred after February 28, 2001 which have not been contemplated in the accruals.

         The valuations presented in the Statement of Net Assets in Liquidation represent estimates, based on management's understanding of our present facts and circumstances, of (a) the realizable values of our assets, although we have not sought independent appraisals for any of our assets, (b) our liabilities, stated at their estimated amounts, and (c) the costs associated with carrying out our liquidation. Since estimates are based upon assumptions, with respect to which there are inherent and substantial uncertainties, our actual values, liabilities and costs could be higher or lower than the amounts recorded as of February 28, 2001. Additionally, accrued expenses and accrued liquidation costs as of February 28, 2001 include estimates of costs to be incurred in carrying out our liquidation, and assumes that (a) shareholders approve the sale to Motion Media and our dissolution and liquidation in September 2001, (b) that we consummate the sale to Motion Media shortly thereafter, (c) that we cease substantially all of our operations on or about September 30, 2001, and (d) that we are able to continue to retain our remaining employees through such period.

         Our estimated expenses and costs include a reserve for salary continuation costs and other estimated liabilities. Our actual costs could vary significantly from the related provisions due to uncertainty related to the length of time required to liquidate, the complexities associated with a liquidation and the contingencies which may arise during the liquidation. In addition, there can be no assurance that we will be able to dispose of all of our assets for or within the indicated values. FOR ALL THESE REASONS, THERE CAN BE NO ASSURANCE THAT THE ACTUAL NET PROCEEDS DISTRIBUTED TO SHAREHOLDERS IN LIQUIDATION MAY NOT BE SIGNIFICANTLY LESS THAN THE ESTIMATED AMOUNT SHOWN OR NON-EXISTENT.

                                                                  As of         Estimated as of
                                                            February 28, 2001  September 30, 2001
                                                            ----------------   ----------------
Values of assets of the Company
         Cash and cash equivalents                              $  708,064       $  518,566
         Accounts receivable                                       111,431              -
         Inventories                                               551,242              -
         Property, plant, and equipment                             75,000              -
         Intangible assets                                         115,000              -
         Other assets                                               29,660              -
                                                                ----------       ----------
                  Total assets                                  $1,590,397       $  518,566

Liabilities of the Company
         Amounts payable to vendors                                100,749              -
         Accrued expenses                                          166,221           30,617
         Deposit on sale                                           100,000              -
         Deferred revenue                                            2,342              -
                                                                ----------       ----------
                  Total estimated liabilities                   $  369,312       $   30,617

Estimated liquidation costs
         Operating costs prior to closing of sale                  733,136            -
         Costs after closing of sale                               255,025        255,025
                                                                ----------     ----------
                  Total estimated liquidation costs             $  988,161     $  255,025
                                                                ----------     ----------

Estimated net proceeds available for distribution
  to shareholders                                               $  232,924     $  232,924
                                                                ==========     ==========

Estimated net proceeds per common share                         $     0.03     $     0.03
                                                                ==========     ==========

WHERE YOU CAN FIND MORE INFORMATION

         Until May 22, 2001, when we filed Form 15 with the SEC to decertify our common stock from registration under the Securities Exchange Act, we filed annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, most of the documents filed by us with the SEC are available through the SEC's Electronic Data Gathering and Retrieval System at the SEC's Internet site at http://www.sec.gov.


         Shareholders should rely only on the information contained in this proxy statement. No person is authorized to give any information or to make any representations other than the information and representations contained in this proxy statement, and, if given or made, such information or representations should not be relied upon as having been authorized. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such a solicitation. This proxy statement is dated July 26, 2001. Shareholders should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing and delivery of this proxy statement shall not, under any circumstances, create any implication to the contrary.


INFORMATION INCORPORATED BY REFERENCE

         The following documents are incorporated herein by reference:

         o Annual Report on Form 10-KSB for the fiscal year ended February 28, 2000;

         o Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 2000, August 31, 2000, and November 30, 2000; and

         o Current Reports on Forms 8-K filed with the SEC on November 20, 2000, January 8, 2001 and May 22, 2001.

         All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the completion of the vote at the Special Meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

         This proxy statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge to any person, including any shareholder, to whom this proxy statement is delivered, upon written or oral request to Kurt Svendsen, our Chief Financial Officer, at 6714 Netherlands Drive, Wilmington, North Carolina 28405, telephone (910) 395-6100.

By Order Of The Board Of Directors

                                           Paul H. Albritton
                                           President and Chief Executive Officer


July 26, 2001

                                                                       Exhibit A
                      PURCHASE AND SALE OF ASSETS AGREEMENT
                      -------------------------------------

         THIS PURCHASE AND SALE OF ASSETS AGREEMENT (this "Agreement") is executed and delivered as of March 9, 2001, between C-PHONE CORPORATION, a New York corporation ("Seller"), and MOTION MEDIA TECHNOLOGY INC., a Delaware corporation ("Buyer"). Seller is in the business of designing, manufacturing, selling and servicing video conferencing equipment (the "Business"). Buyer desires to purchase and acquire certain assets and contractual rights, and to assume certain liabilities, of Seller with respect to the Business, and Seller desires to sell such assets and contractual rights, and to assign such liabilities, to Buyer, all in accordance with the terms and conditions set forth in this Agreement.

         In consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                           ARTICLE I - SALE OF ASSETS
                           --------------------------

         1.1 DESCRIPTION OF TRANSFERRED ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall grant, convey, sell, transfer and assign to Buyer, free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in (including licensing interest) and to all of the assets and properties (even if accounted for or carried at zero value) set forth below: (a) all inventories (including raw materials, work in process, samples, finished goods and storeroom and other supplies) of the Business except those specific items listed on Schedule 1.1(a) (the "Inventory"); (b) all equipment and personal property except those specific items listed on Schedule 1.1(b), whether owned or leased, relating to the Business, including vehicles, furniture, supplies, office equipment and materials, computer hardware and other tangible personal property not included in the Inventory (the "Personal Property"); (c) all customer lists and customer account information relating to the Business, product information, marketing literature, research materials, packaging materials and any other records or similar materials relating to the Business;
(d) all contracts related to the Business as set forth on Schedule 1.1(d) (the "Contracts"); (e) except as described on Schedule 1.1(e), all right, title and interest of Seller in and to all intellectual property used by Seller in the Business, including all product approvals and certifications, patents, trademarks, service marks, brand names, assumed names, trade names, non- public information, trade secrets, know-how inventions, confidential information, associated copyrights, web sites, Internet domain names, any similar intellectual property, all contracts, agreements and commitments pursuant to which Seller obtains from any person the right to use any of the Intellectual Property and/or any of its confidential information and all of the goodwill associated with the foregoing (the "Intellectual Property"); (f) all rights and incidents of interest in and to all transferable licenses, certificates, consents, permits, approvals and other authorizations (collectively, "Permits") of any authority or body relating to the operation of the Business; (g) all of the goodwill of the Business; and (h) all rights, claims, credits, causes of action or rights of set-off against third persons relating to any of the foregoing and all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third persons in connection with products or services to the extent purchased by or furnished to Buyer hereunder. All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Transferred Assets."

         1.2 CERTAIN SPECIFICALLY EXCLUDED ASSETS. The parties agree that there shall be excluded from the Transferred Assets: (a) all cash, accounts receivable and bank accounts of Seller, none of which are being sold to Buyer, and all of which are being retained by Seller; and (b) all rights, claims, credits, causes of action or rights of set-off against third persons relating to any of the foregoing and all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third persons in connection with products or services to the extent not purchased by or furnished to Buyer hereunder. All of the foregoing cash, accounts receivable, bank accounts and contractual rights are hereinafter sometimes collectively called the "Excluded Assets."

         1.3 ASSUMED LIABILITIES. Effective as of the Closing, Seller shall assign, and Buyer shall, assume those portions of the Contracts to be performed after the Closing. Buyer shall also assume Seller's standard one year limited product warranty insofar as it relates to manufacturing defects in the hardware of Seller's products, but Buyer shall not assume any other express or implied warranties, including, without limitation, warranties related to design and other defects. The liabilities assumed by Buyer in this Section 1.3 are referred to in this Agreement as the "Assumed Liabilities".

         1.4 RETAINED LIABILITIES. Seller shall retain, pay, perform, discharge and satisfy, all liabilities or obligations other than the Assumed Liabilities, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due, of Seller or any of its affiliates, whether arising prior to, on or after the Closing (collectively, the "Retained Liabilities"), including all and any accounts payable of Seller, and any federal, state, local or foreign taxes payable with respect to the Business or the Transferred Assets before the Closing.

                           ARTICLE II - PURCHASE PRICE
                           ---------------------------

         2.1      PURCHASE PRICE.

                  (a) PURCHASE PRICE. The purchase price (the "Purchase Price") for the Transferred Assets shall be an amount equal to: (i) $700,000.00; less
(ii) the amount that Buyer pays to Seller prior to the Closing Date pursuant to that certain Administrative Services Agreement by and between Buyer and Seller dated January 19, 2001 (the "Administrative Services Agreement"). The Purchase Price shall be subject to adjustment as provided in Section 2.2.

                  (b) PAYMENT OF THE PURCHASE PRICE; HOLDBACK AMOUNT. On the Closing Date, Buyer shall pay to Seller the Purchase Price, less the sum of $ 66,000 (the "Holdback Amount"), by wire transfer of immediately available funds to such account as Seller shall designate at or prior to Closing; provided, that, Buyer shall have the right, with the assistance of Seller, to calculate the value of Seller's Inventory prior to the Closing Date, in which case Buyer and Seller shall mutually agree on any necessary adjustments to the Purchase Price set forth above, and the provisions of Section 2.1(b) as it relates to a Holdback Amount and Section 2.2 shall not apply.

         2.2 PURCHASE PRICE ADJUSTMENT. Subject to the proviso in Section 2.1(b), promptly following the Closing Date, but in any event no later than 7 days after the Closing, Buyer and Seller shall work together to calculate the value of the Inventory as of the Closing Date in accordance with the same generally accepted accounting principles on a going concern basis applied by Seller to the valuation of the Inventory as at August 31, 2000 (the "Closing Inventory Value"). Upon the determination of the Closing Inventory Value, if the Closing Inventory Value: (a) is equal to or greater than $660,000, Buyer shall immediately transmit to Seller the Holdback Amount by wire transfer of immediately available funds; (b) is less than $660,000, but greater than the difference between (A) $660,000 and (B) the Holdback Amount (such amount, the "Floor Amount"), Buyer shall immediately transmit to Seller the Holdback Amount less the amount by which $66,000 exceeds the Closing Inventory Value by wire transfer of immediately available funds; or (c) is less than the Floor Amount, Seller shall immediately transmit to Buyer the amount by which the Floor Amount exceeds the Closing Inventory Value by wire transfer of immediately available funds, and Buyer shall retain the Holdback Amount.

                              ARTICLE III - CLOSING
                              ---------------------

         3.1 TIME AND PLACE OF CLOSING. Unless the parties otherwise agree, the closing (the "Closing") shall take place telephonically and by facsimile exchange of documents within five (5) days following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article VII hereof, at 10:00 A.M., Eastern Standard Time. The date of the Closing is sometimes referred to herein as the "Closing Date".

         3.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer the following items, all of which shall be duly executed: (a) a general conveyance, assignment and assumption and bill of sale, conveying, selling, transferring and assigning to Buyer all of the Transferred Assets (the "Bill of Sale"); (b) a receipt acknowledging payment by Buyer of the Purchase Price less the Holdback Amount; (c) assignments from Seller, in form and substance reasonably satisfactory to Buyer, duly executed by Seller, assigning to Buyer all of the Intellectual Property; (d) all necessary consents to assignment of the Contracts and any relevant transferable Permits, including that certain real property lease for Seller's offices at 6714 Netherlands Drive, Wilmington, North Carolina 28405; (e) the officer's certificate, duly executed, required by
Section 7.2; and (f) such other separate instruments as may be reasonably required by Buyer.

         3.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the following items: (a) the Purchase Price less the Holdback Amount; (b) the Bill of Sale duly executed by Buyer; (c) the officer's certificate, duly executed, required by Section 7.3; and (d) such other separate instruments as may be reasonably required by Seller.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER
              -----------------------------------------------------

         4.1. Seller represents and warrants to Buyer, as of the date of this Agreement and the Closing Date, that:

                  (a) AUTHORITY. Seller is a corporation duly and validly existing and in good standing under the laws of the State of New York, North Carolina and every other state in which it is qualified or is required to be qualified to do business, except such states where the failure to qualify will not have a material adverse effect on the Business or the Transferred Assets; and it has all requisite corporate power and corporate authority to own, operate and lease its properties, to carry on the Business and to enter into the transactions contemplated by this Agreement. Except as set forth on Schedule 4.1(a), the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller with the terms of this Agreement do not, and will not, conflict with or result in a breach of any terms of, or constitute a default under, the articles of incorporation or bylaws of Seller, or any instruments or other agreements to which Seller is a party or by which Seller is bound. Except as set forth on Schedule 4.1(a), all necessary corporate action has been taken by Seller with respect to the execution and delivery of this Agreement.

                  (b) COMPLIANCE WITH LAW. Seller is in compliance in all material respects with all applicable federal, state or local laws, statutes, ordinances, rules or regulations or judicial or administrative decisions ("Applicable Laws"). Seller is not subject to any outstanding judgments, rulings, writs, injunctions, awards, decrees or orders that have or will have an adverse effect on the Transferred Assets or the Business.

                  (c) TITLE TO THE TRANSFERRED ASSETS. Except as set forth on
Schedule 4.1(c) and except for the Transferred Assets which are subject to restrictions or encumbrances set forth in any of the Contracts, Seller has good and marketable title to all of the Transferred Assets, free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever, and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Transferred Assets hereunder, Buyer shall receive good and marketable title to all of the Transferred Assets, free and clear of all liens, then due and payable lease payments (including lease-end buy-out payments), encumbrances, security interests, equities or restrictions whatsoever. All Transferred Assets are situated entirely upon the premises of Seller except as set forth on Schedule 4.1(c). The Transferred Assets, to the extent used in the Business (i) are in good operating condition and repair, except for ordinary wear and tear and (ii) are suitable and adequate for the uses for which they currently are used and to carry on the Business as now conducted.

                  (d) CONDUCT OF THE BUSINESS. Except as disclosed on periodic filings with the Securities and Exchange Commission or as set forth on Schedule 4.1(d), since December 31, 1999, Seller has operated the Business in the ordinary course and there has not occurred any damage or destruction, whether or not covered by insurance, materially affecting the Transferred Assets or the operations or properties, whether owned or leased, of the Business.

                  (e) PERMITS; CONSENTS AND APPROVALS; NO VIOLATION. All licenses and permits required to carry on the Business as it has been conducted by Seller prior to the execution of this Agreement are set forth on Schedule 4.1(e). Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions as contemplated hereby will (i) conflict with or result in any breach of any provision of Seller's articles of incorporation or bylaws (or other similar governing documents), (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except, pursuant to the Securities Exchange Act of 1934, (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation material to the Business or the Transferred Assets to which Seller is a party or by which Seller may be bound (or rights of termination, unilateral modification or amendment, cancellation or acceleration) or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to Seller, or any of its subsidiaries, properties or businesses.

                  (f) LITIGATION. Except as set forth on Schedule 4.1(f), there is no claim, action or proceeding pending or, to the knowledge of Seller, threatened against Seller or any of its subsidiaries before any court or governmental or regulatory authority or body acting in an adjudicative capacity. Seller is not subject to any outstanding order, writ, judgment, stipulation, award, injunction or decree of any court issued against Seller that has an adverse effect on the Transferred Assets or the Business.

                  (g) CONTRACTS. Schedule 4.1(g) contains a list of all contracts, agreements and commitments to which Seller is a party or is bound and which are material to and/or necessary for the conduct of the Business in the ordinary course (each a "Material Contract"), including: (i) each contract with customers for the sale of products or services by the Business which provides for payments in excess of $10,000 or has a remaining term of six months or more;
(ii) each contract that would restrict after the Closing the right of Buyer to engage or compete in any type of business with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber the Transferred Assets; (iii) each distributorship, sales agency or sale representative agreements with terms in excess of three (3) months or which is not cancelable in one hundred and eighty (180) days or less without penalty or premium; (iv) each contract for the production of goods or the provision of services that, under existing circumstances, could reasonably be expected to cause Buyer to incur a loss after the Closing Date in the performance thereof; provided, that, Schedule 4.1(g) shall not set forth a contract for the sole purpose of disclosing the Company's customary warranty provisions; (v) each contract with any affiliate of Seller or agreement otherwise not negotiated at "arm's length" and (vi) each contract as to which the consent of a third person is required for the assignment thereof to Buyer or the grant of any rights therein to Buyer and such assignment or grant is reasonably necessary for the conduct of the Business in the ordinary course. True, correct and complete copies of all of the Material Contracts have been made available to Buyer, and, except as set forth on Schedule 4.1(g), all required consents to assignment thereof have been delivered to Buyer. Except with regard to any consents to assignment that may be required thereunder to effect the assignment thereof hereunder or under the Bill of Sale, there are no existing defaults, events of default, or events, occurrences or acts of Seller that, with the giving of notice or lapse of time or both, would give to any other party thereto, or, to the best knowledge of Seller, either party, the right to terminate, or accelerate the performance of another party's obligations under, any Material Contract and no penalties have been incurred by Seller. Seller has not received notice of and does not otherwise know of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Material Contract.

                  (h) INVENTORIES. Except as set forth on Schedule 4.1(h), all Inventory, including raw materials, work-in- process and finished goods, transferred to Buyer as part of the Transferred Assets consists of a mix, quality and condition usable, leasable or saleable in the Business in the ordinary course.

                  (i) INTELLECTUAL PROPERTY. Schedule 4.1(i) lists all material Intellectual Property used in the Business. Seller owns, or possesses all adequate rights in, all the Intellectual Property, or shall so own or possess such rights on the Closing Date. Except as otherwise expressly provided in any contract, agreement or commitment identified on Schedule 4.1(i), Seller has not granted to any other person any license or other right to use any of the Intellectual Property, whether or not requiring payment.

                  (j) TAX. Seller has (i) timely filed all returns required to be filed by it with respect to all taxes; (ii) timely paid all taxes shown to have become due; and (iii) timely paid all other taxes for which notice of assessment or demand for payment has been made by any governmental authority.

                  (k) COMPLETE TRANSFERRED ASSETS. Except as set forth on
Schedule 4.1(k) and except for the Excluded Assets, (i) the Transferred Assets include all of the assets, properties and rights used by Seller in the operation of the Business in the ordinary course, (ii) the Transferred Assets are sufficient to permit the continued operation of the Business by Buyer after the Closing in substantially the same manner as currently conducted and (iii) none of the Transferred Assets are in the possession of any affiliate of Seller.

         4.2 SURVIVAL. Each of the representations and warranties set forth in this Article IV shall survive the Closing and the transfer of the Transferred Assets for a period of one year (such period, the "First Year"); unless Seller winds-up its affairs and liquidates its assets prior to the expiration of the First Year, in which case, the representations and warranties shall survive until Seller has completed such winding-up and liquidation.

               ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER
               ---------------------------------------------------

         5.1. AUTHORITY. Buyer represents and warrants to Seller that Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer with the terms of this Agreement do not, and will not, conflict with or result in a breach of any terms of, or constitute a default under, Buyer's certificate of incorporation or bylaws or any other agreement or instrument to which Buyer is a party or by which Buyer is bound. All necessary corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement.

         5.2 LIQUIDITY. Buyer represents and warrants to Seller that, from and after the Closing Date, Buyer will have sufficient liquidity to pay the Purchase Price and fulfill the obligations under the Contracts it is assuming.

         5.3 SURVIVAL. Each of the representations and warranties set forth in this Article V shall survive the Closing and the transfer of the Transferred Assets for a period of one year, unless the Seller's survival period set forth in Section 4.2 is reduced pursuant to Section 4.2, in which case, Buyer's survival period shall be reduced to equal the same period.

                             ARTICLE VI - COVENANTS
                             ----------------------

         6.1 OPERATION OF BUSINESS. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, and so long as Buyer is in compliance with the Administrative Services Agreement, Seller shall (a) carry on the Business in the ordinary course, as such Business is being conducted on the date of this Agreement, and in compliance in all material respects with all applicable laws and regulations, (b) use reasonable efforts to keep available the services of its current officers and other key employees and (c) use commercially reasonable efforts to preserve its relationships with those persons having business dealings with it.

         6.2 TAXES; ALLOCATION. Buyer will pay all sales and other transfer taxes assessed as a result of the purchase and sale of the Transferred Assets. Seller agrees to cooperate with Buyer at Buyer's expense and assist in the completion of all appropriate certificates and other documentation necessary, if available, to obtain an exemption from sales and any other transfer taxes for the purchase and sale of the Transferred Assets hereunder. Buyer reserves the right to have the value of the Transferred Assets appraised on a going concern basis at any time prior to Closing. Based on such appraisal, Buyer shall have the right, but not the obligation, to reallocate the Purchase Price among the Transferred Assets for tax purposes. Buyer shall not have the right to reduce the Purchase Price based on such appraisal.

         6.3 PROHIBITED ACTIONS. From the date of this Agreement until the first to occur of: (a) the Closing, (b) the date the special meeting of the shareholders of Seller called for the purpose of the approval of this Agreement (the "Special Meeting") is held and the requisite affirmative vote of the shareholders, in accordance with the New York Business Corporation Law (the "NYBCL"), is not achieved; or (c) the passing of one hundred and twenty (120), days from the date of this Agreement (such period being hereinafter referred to as the "Prohibited Period"), Seller shall not (and it will use its best efforts to procure that none of its officers, directors, agents or affiliates shall), directly or indirectly, solicit offers from any party other than Buyer with respect to a possible acquisition of the Business or the Transferred Assets or any interest therein, whether through a spin-off and sale of stock (including a merger), or a sale of assets, or enter into any agreement providing for any such acquisition. During the Prohibited Period, Seller shall not offer for sale or sell any technology licenses with respect to the Business to any third person. Notwithstanding the foregoing, in the event that Seller sells any or all of the Transferred Assets (except for sales of Inventory in the ordinary course) other than to Buyer, Seller agrees to reimburse Buyer for all reasonably incurred out-of-pocket expenses and costs associated with the proposed transaction and any payments made under the Administrative Services Agreement.

         6.4 ACCESS TO INFORMATION. From the date of this Agreement, Seller shall (a) give Buyer and its authorized representatives reasonable access, during normal business hours, to the plants, offices, warehouses and other facilities and to the books and records of it and (b) permit Buyer to make such reasonable inspections, during normal business hours, as it may reasonably request and will cause its officers to furnish Buyer with such financial and operating data and other information with respect to the Business and properties of Seller as Buyer may from time to time reasonably request. Buyer acknowledges that Seller is a public company and agrees to maintain the confidentiality of any non-public information made available to it by Seller pursuant to this
Section 6.4 or otherwise pursuant to this Agreement in accordance with the terms of the existing confidentiality agreement between the parties. Buyer shall use its commercially reasonable efforts to substantially complete its due diligence review of the Business by the later of (y) April 13, 2001 or (z) the date that Seller mails the proxy statement relating to the transactions contemplated hereby to its shareholders; provided, that, Seller has fully and expeditiously cooperated with Buyer's requests for due diligence information.

         6.5 BEST EFFORTS. During the period from the date of this Agreement to the Closing Date, each party agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Seller will use its best efforts to promptly make all appropriate securities filings with the Securities and Exchange Commission and with any and all state and other governmental entities and to obtain all other consents, authorizations, orders and approvals, including all shareholder approvals required by the NYBCL in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the transactions contemplated by this Agreement.

         6.6 ACCOUNTS RECEIVABLE INCLUDED IN THE EXCLUDED ASSETS. Buyer agrees to use commercially reasonable efforts to cooperate with Seller in connection with Seller's efforts, at Seller's own expense, to collect the accounts receivable included in the Excluded Assets.

         6.7 PUBLIC ANNOUNCEMENTS. Buyer and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         6.8      NOTIFICATION OF CERTAIN MATTERS.
                  -------------------------------

                  (a) Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, (ii) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third person alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement or (iv) any material adverse effect on the Transferred Assets or the Business.

                  (b) Seller shall confer on a regular and frequent basis with Buyer with respect to the Business and other matters relevant to the transaction contemplated by this Agreement, and Seller shall promptly advise Buyer, orally and in writing, of any change or event, including any complaint, investigation or hearing by any governmental entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would have a material adverse effect on Transferred Assets or the Business.

         6.9 CUSTOMER ORDERS. During the period from the date of this Agreement to the Closing, in the event that Seller receives a customer order for products which it customarily sells or supplies and lacks the financial resources to fulfill it, Seller shall provide notice of such circumstance to Buyer. Following receipt of such a notice, Buyer may, in its sole discretion (but subject to any required consent of, and disclosure to, the relevant customer), elect to accept the order itself and contract with Seller for the manufacture of the products required to complete such order. If Buyer accepts such order and this Agreement is subsequently terminated pursuant to Article VIII, any unfulfilled orders may be assigned by Buyer to Seller, at Seller's option. In such event, Seller shall reimburse Buyer for any and all reasonable costs and expenses incurred in connection with Buyer accepting such order and Buyer shall assign to Seller any remaining inventory and receivables generated by such order. Seller shall indemnify and hold Buyer harmless in respect of any loss or liability imposed upon Buyer as a result of Seller's acts or omissions after such assignment back from Buyer to Seller. In the event Seller does not elect to have such order assigned back to it, Buyer will complete the order and Seller shall use its best efforts, at Buyer's request and expense, to support its completion.

         6.10 SURVIVAL OF COVENANTS. The covenants, duties and obligations contained in any Section of this Agreement shall survive the Closing and continue until such covenants, duties and obligations have been fully performed in accordance with their respective terms.

                       ARTICLE VII - CONDITIONS TO CLOSING
                       -----------------------------------

         7.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER. The obligations of the parties to effect the Closing are subject to the satisfaction (or waiver in writing by both Buyer and Seller) prior to the Closing of the following conditions:

                  (a) NO INJUNCTIONS. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and which prohibits the consummation of the Closing.

                  (b) REQUIRED CONSENTS. All required consents shall have been obtained, including the approval of this Agreement by the affirmative vote of the shareholders of Seller at the Special Meeting by the requisite vote in accordance with the NYBCL.

         7.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing, of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and Buyer shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Seller.

                  (b) COVENANTS. The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

                  (c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, the Business shall not have suffered a material adverse change (other than in relation to its financial performance) and Seller shall be solvent on the Closing Date.

                  (d) DUE DILIGENCE REVIEW. Buyer shall not have identified, through conducting its due diligence review of the Business, which it will continue to conduct after executing this Agreement, any matter or agreement materially adversely affecting the Business or the Transferred Assets, of which Buyer was not aware prior to executing this Agreement.

         7.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and Seller shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Buyer.

                  (b) COVENANTS. The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

                           ARTICLE VIII - TERMINATION
                           --------------------------

         8.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned: (a) at any time before the Closing, by the mutual written agreement of Buyer and Seller; (b) at any time before the Closing, by Buyer upon any material breach by Seller of its obligations contained in this Agreement and the failure of Seller to cure such breach, if curable, within ten (10) business days after written notice thereof is given by Buyer to Seller; (c) at any time before the Closing, by Seller upon any material breach by Buyer of its obligations contained in this Agreement and the failure of Buyer to cure such breach, if curable, within ten (10) business days after written notice thereof is given by Seller to Buyer; (d) by either of the parties, if such party is not in material breach of this Agreement, and if the Closing shall not have occurred by July 31, 20011; or (e) by either of the parties, within five (5) business days after the Special Meeting, if the requisite affirmative vote of the shareholders in favor of this Agreement and the transactions contemplated hereby, in accordance with the NYBCL, is not obtained.

         8.2      EFFECT OF TERMINATION

                  (a) Subject to Section 8.2(b), if this Agreement is validly terminated pursuant to Section 8.1, then this Agreement shall forthwith become void, and, subject to Section 8.2(b), there shall be no liability under this Agreement on the part of either Seller or Buyer and all rights and obligations of each party under this Agreement shall cease; provided, that this Section 8.2 shall indefinitely survive such termination.

                  (b) If this Agreement is validly terminated as a result of a breach in any material respect by either Seller or Buyer of any of its obligations contained in this Agreement, or, if all conditions to the obligations of either Seller or Buyer at Closing contained in Article VII, have been satisfied (or waived by the party entitled to the benefit of such condition) and the other party does not proceed with the Closing, then any and all rights and remedies available to the non-breaching party, whether under this Agreement, at law or in equity or otherwise shall be preserved and shall survive the termination of this Agreement; provided, that a claim shall have been delivered in writing to the breaching party
 ---------------------------------
          1 Subsequently amended to September 30, 2001.

within ninety days of the date of termination of this Agreement.

                          ARTICLE IX - NON-COMPETITION
                          ----------------------------

         9.1 NONCOMPETITION COVENANTS. Seller agrees that for a period of two years following the date of Closing, it shall not, directly or indirectly, through a subsidiary or affiliate or otherwise, without the prior express written consent of Buyer: (a) engage, whether as a corporation on its own account, or as a shareholder, owner, partner, joint venturer, investor, agent, or in a managerial capacity, whether as an independent contractor, consultant or advisor, or as a sales representative, in the sale, distribution or marketing of video conferencing products anywhere within North America and the European Union Countries (the "Territory"); (b) initiate, directly or indirectly, the solicitation of any person who is, at that time, within the Territory, an employee of Buyer in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer; (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of Seller or Buyer, as the case may be, for the purpose of soliciting contracts or business with such customer for the sale, distribution or marketing of video conferencing products or services within the Territory; (d) promote or assist, financially or otherwise (including, without limitation, lending, guaranteeing loans or otherwise providing financial assurance in any way), any person, firm, partnership, corporation or other entity whatsoever to do any of the above. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Seller from acquiring as an investment not more than 4.9 percent of the capital stock or equity of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

         9.2 INJUNCTIVE RELIEF. Owing to the difficulty of measuring the economic loss of Buyer as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Seller agrees that in the event of breach by it of the foregoing covenant, the covenant may be enforced by Buyer by, without limitation, injunctions and restraining orders.

         9.3 REASONABLENESS OF COVENANTS. It is agreed by the parties that the foregoing covenants in this Article IX impose a reasonable restraint on Seller in light of the activities and business of Buyer on the date of the execution of this Agreement and future plans of Buyer.

         9.4      SEVERABILITY; INDEPENDENCE; MATERIALITY. The covenants in this
Article IX are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenants. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent, which the court deems reasonable, and this Agreement shall thereby be reformed. All of the covenants in this Article IX shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. Seller hereby agrees that the foregoing noncompetition covenants are a material and substantial part of this transaction.

           ARTICLE X - NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION
           ----------------------------------------------------------

         10.1 NON-ASSUMPTION OF LIABILITIES. Except as explicitly set forth in Sections 1.3 and 10.2, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, in connection with the Business as of the date of this Agreement or the Closing, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance which occurred or exists on or prior to the date of the Closing and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any law, lease, contract, or other instrument or agreement whether written or oral; (b) any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory; (c) any violation of the requirements of any governmental authority or of the rights of any third person; (d) the generation, collection, transportation, storage or disposal by Seller of any materials, including, without limitation, hazardous materials; (e) any severance pay obligation of Seller or any obligation under any employee benefit plan sponsored by Seller; (f) the debts of Seller, including, without limitation, any current or long term liabilities; (g) any litigation against Seller; (h) any liability, obligation, cost or expense with respect to any period prior to the date of Closing related to any facility or office operated by Seller; and (i) any liability or obligation of Seller for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder. Seller agrees that Buyer is not to be regarded as a successor of Seller.

         10.2 INDEMNIFICATION BY SELLER. Seller agrees to defend, indemnify and hold harmless Buyer, its officers, directors, divisions, subdivisions affiliates, parent, employees, agents, successors, assigns and the Transferred Assets from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent (hereinafter, "Claims"), which result, either before or after the Closing, from: (a) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement; (b) any failure of Seller to perform duly and observe any term, provision, covenant, agreement or condition under this Agreement; (c) any liability of Seller imposed upon Buyer not expressly assumed by Buyer hereunder; (d) any of the matters described in Section 10.1(a) - (i) hereof with regard to Buyer; (e) any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 10.2 had been satisfied; and (f) any claim by Seller's shareholders asserted against Buyer to the extent that such claim relates to the transactions contemplated hereby. Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (f) of this Section 10.2 if the same shall be suffered, paid or incurred by Buyer or any parent, subsidiary, affiliate, or successor of Buyer.

         10.3 INDEMNIFICATION BY BUYER. Buyer agrees to defend, indemnify and hold harmless Seller, its officers, shareholders, directors, divisions, subdivisions, affiliates, employees, agents, successors, assigns from and against all Claims, which result, after the date of Closing, from: (a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement; (b) any failure of Buyer to perform duly and observe any term, provision, covenant, agreement or condition under this Agreement; (c) any liability of Buyer imposed upon Seller with respect to the operation of the Transferred Assets or the Business after the Closing Date, unless otherwise provided herein; and (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 10.3 had been satisfied. Seller shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (d) of this Section 10.3 if the same shall be suffered, paid or incurred by Seller or any parent, subsidiary, affiliate, or successor of Seller.

         10.4 PROCEDURE FOR INDEMNIFICATION. Promptly after a party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the "Notice"). The Notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, may elect to defend and settle, at its own expense and by its own counsel, each such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the settlement does not involve injunction or equitable relief or involve criminal penalties. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. The foregoing notwithstanding, if the Indemnifying Party fails diligently to defend any such matter to which the Indemnified Party is entitled to indemnification hereunder or if the claim involves an injunction, equitable relief or criminal penalties, the Indemnified Party may undertake such defense through counsel of its choice and at the Indemnifying Party's expense, which shall be paid by the Indemnifying Party as such costs are incurred. Nothing in this Section 10.4 shall obligate Seller to pay or reimburse the Indemnifying Party's expense for more than one counsel in respect of any individual claim or for more than reasonable legal fees and expenses of such counsel.

         10.5 LIMITATION OF LIABILITY. Notwithstanding any other provision hereof, (a) the liability of Seller or Buyer under this Agreement for any breach of any representation, warranty or covenant herein shall be limited to actual damages only and shall not include any alleged special, incidental, consequential or indirect damages, (b) neither Buyer nor Seller shall have any liability for the breach of any representation or warranty except to the extent, if any, that the aggregate liabilities for all such breaches exceed $20,000; provided, that, such $20,000 deductible shall not apply to any of the covenants contained in this Agreement, including, without limitation, the Purchase Price and (c) the aggregate liability of Seller or Buyer for the breach of any representation, warranty or covenant shall not exceed the Purchase Price.

                              ARTICLE XI - GENERAL
                              --------------------

         11.1 Further Assurance. From time to time after the Closing, Seller will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Business and Transferred Assets to be transferred hereunder, and in the case of contracts and rights, if any, which cannot be transferred effectively without the consents of third parties, to endeavor to obtain such consents promptly, and if any shall be unobtainable, to use its best efforts to provide Buyer with the benefits thereof in some other manner.

         11.2 WAIVER. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         11.3 NOTICES. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, facsimile (with hard copy to follow), overnight courier or by deposit in the United States or Royal Mail and sent by first class registered or certified air mail, return receipt requested, postage prepaid:

If to Buyer:                                If to Seller:
     Motion Media Technology Inc.                C-Phone Corporation
     c/o Motion Media PLC                        6714 Netherlands Drive
     Horton Hall, Horton                         Wilmington, NC 28405
     Bristol, B537 6QN, United Kingdom           Attention: Paul H. Albritton
     Attention:  Kenneth N. Burgin               Facsimile 910/395-6108
     Facsimile:  44 (0) 1454 338555

with a copy to:                             with a copy to:
     Thompson Hine & Flory LLP                   Warshaw Burstein Cohen
     3900 Key Tower                              Schlesinger & Kuh, LLP
     127 Public Square                           555 Fifth Avenue
     Cleveland, OH  44114-1216                   New York, NY 10017
     Attention:  Stuart Welburn                  Attention: Arthur A. Katz, Esq.
     Facsimile:  216/566-5800                    Facsimile: 212/972-9150


Notice shall be deemed given and effective the day personally delivered or sent by facsimile (with a confirmation of sending), the day after being sent by overnight courier, subject to signature verification, and 14 days after deposit in the U.S. mail or Royal Mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

         11.4 ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the other agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         11.5 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Seller shall have no right to assign this Agreement or any of its rights hereunder. Buyer may assign this Agreement to its immediate parent or another affiliated entity without consent by Seller; provided, that the assignee under such assignment shall agree to assume the obligations of Buyer under this Agreement; and provided, further, that no such assignment shall release Buyer from its obligations under this Agreement. It is further understood and agreed that Buyer may be merged or consolidated with another affiliated entity and that any such affiliated entity shall automatically succeed to the rights, powers and duties of Buyer hereunder. As used in this Section 11.5, the term "affiliated entity" means an entity controlling, controlled by, or under common control with, Buyer.

         11.6 MODIFICATION; REMEDIES CUMULATIVE. This Agreement may not be changed, amended, augmented or otherwise altered, in whole or in part, except by a writing executed by the parties to be charged. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         11.7 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         11.8 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         11.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        SELLER:
                                        C-PHONE CORPORATION

                                        By: /s/ Paul H. Albritton
                                            -----------------------
                                            Paul H. Albritton, President

                                        BUYER:
                                        MOTION MEDIA TECHNOLOGY INC.

                                        By: /s/ Kenneth N. Burgin
                                            -----------------------
                                            Kenneth N. Burgin, President

         Motion Media PLC, a public limited company organized and existing under the laws of England and Wales ("Motion Media") and the owner of all of the issued and outstanding stock of Buyer, hereby guarantees the prompt payment when due of the Purchase Price and the Holdback Amount payable by Buyer to Seller pursuant to Article II and the financial obligations of Buyer to Seller under
Section 10.3 and under the Administrative Services Agreement. Motion Media hereby consents to the jurisdiction of the United States District Court for the District of Delaware and hereby appoints Buyer as its agent for service of process in connection with this guaranty. Nothing in this guaranty, express or implied, is intended to confer any rights or remedies hereunder on any person other than Seller, or its successors and permitted assigns.

                                        MOTION MEDIA PLC

                                        By: /s/ Kenneth N. Burgin
                                            ----------------------
                                            Kenneth N. Burgin, Managing Director

                                                                       Exhibit B

                       PLAN OF DISSOLUTION AND LIQUIDATION
                       -----------------------------------

         This Plan of Dissolution and Liquidation (the "Plan") is intended to accomplish the dissolution and complete liquidation of C-Phone Corporation, a New York corporation (the "Company"), in accordance with Article 10 and other applicable provisions of the New York Business Corporation Law (the "BCL") and
Section 331 of the Internal Revenue Code of 1986 (the "Code").

         1. APPROVAL AND ADOPTION OF THE PLAN. The Company's Board of Directors (the "Board") adopted the Plan on June 22, 2001 and has called a Special Meeting of the holders (the "Shareholders") of the Company's common stock, par value $.01 per share (the "Common Stock") to, among other things, approve the Plan.

         2. APPROVAL OF THE PLAN BY THE SHAREHOLDERS.If the Plan is approved by the affirmative vote of the holders of record of the requisite number of shares of Common Stock (the date on which such approval occurs being the "Adoption Date"), the Company shall voluntarily dissolve and completely liquidate as set forth in the Plan. The effective date of the Plan (the "Effective Date") shall be the date after the Adoption Date when the Company first engages in the closing of the sale of substantially all of its assets, which may be under the Purchase and Sale of Assets Agreement, dated as of March 9, 2001, between the Company and Motion Media Technology Inc., a Delaware corporation. The Company shall complete its liquidation within the twelve-month period beginning on the Effective Date (the "Liquidation Period").

         3. LIQUIDATION PERIOD. The Company shall submit a certificate of dissolution (the "Certificate of Dissolution") to the Department of State of the State of New York (the "Department of State") in accordance with the BCL on or prior to the Effective Date and shall execute, acknowledge and file such certificates and other documents as shall be necessary to withdraw as a foreign corporation in all jurisdictions in which it is qualified to do business. Promptly after the Department of State files the Certificate of Dissolution (the Date of Dissolution"), the Company shall commence the liquidation process by providing notice to creditors (the "Creditor Notices") as required under Section 1007 of the BCL. Thereafter, the Company shall have the authority to engage in such transactions as may be appropriate to complete its liquidation including, but not limited to, the sale, exchange or other disposition of all or any part of its remaining non- cash assets; however, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, including liquidation of its assets, and distribute its assets in accordance with the Plan.

         4. PROVISIONS FOR LIABILITIES. From and after the Date of Dissolution, and during the Liquidation Period, the Company shall pay or discharge, or otherwise provide for the payment or discharge of, all claims against the Company, including unascertained or contingent liabilities.

         5. LIQUIDATING DISTRIBUTIONS OF ASSETS TO THE SHAREHOLDERS. From and after the Date of Dissolution, the Company shall distribute, in cash, to the Shareholders, pro rata, in accordance with the respective number of shares then held of record, at such time, and in such manner as the Board of Directors, in its discretion shall deem advisable all of the remaining assets of the Company; provided, however, that, in the opinion of the Board, adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained and contingent debts, obligations and liabilities of the Company, including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company and that (a) there are no remaining unsettled claims under the Creditor Notices, (b) there are no remaining unsettled claims against the Company, and (c) there are no remaining actions that need to be undertaken prior to a distribution to the Shareholders. The Liquidation Period will conclude on the earliest practicable date following (a) the expiration of the six month creditor notice period established under Section 1007 of the BCL, and (b) the completion of distribution of the Company's assets to the Shareholders or to a liquidating trust (the "Liquidating Trust") established for their benefit.

         6. AMENDMENT OF THE PLAN. The Board may modify or amend the Plan at any time without Shareholder approval if it determines that such action would be in the best interests of the Company or the Shareholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interest of the Shareholders, such amendment or modification shall be submitted to the Shareholders for approval. The Board may terminate the Plan without Shareholder approval at any time prior to the Date of Dissolution, if it determines that termination would be in the best interest of the Company or the Shareholders.

         7. AUTHORIZATION TO BOARD AND OFFICERS. After the Date of Dissolution, the directors and officers of the Company shall continue in their positions, subject to resignation, termination and appointment as set forth in the By-laws of the Company and the BCL, for the purpose of winding up the affairs of the Company and are authorized to approve such changes to the terms of any of the transactions referred to in the Plan, to interpret any of the provisions of the Plan, and to make, execute and deliver any and all other agreements (including without limitation agreements relating to the Liquidating Trust and appointment of the trustees thereunder), conveyances, assignments, transfers, certificates and other documents and take such other action as such directors and officers deem necessary or desirable in order to (a) sell, dispose, convey, transfer and deliver (including without limitation to the Liquidating Trust) the assets of the Company, (b) satisfy or provide for the satisfaction of the Company's obligations in accordance with the BCL, (c) distribute all of the remaining assets of the Company to the Shareholders (or to the Liquidating Trust for their benefit), and (d) complete the dissolution of the Company in accordance with the laws of the State of New York and cause its withdrawal from all jurisdictions in which it is authorized to do business and generally carry out the provisions of the Plan and effect the complete liquidation of the Company in accordance with applicable provisions of the BCL.

         8. CONVERSION OF ASSETS INTO CASH. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, sell and convert into cash any and all corporate assets and, out of the assets of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company, including those which may arise from the sale of the Company's assets and from the dissolution and liquidation provided for by the Plan.

         9. CONTINGENCY RESERVE. If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount for the payment of expenses (including in connection with completion of the Plan) and liabilities (including contingent liabilities).

         10. PROFESSIONAL FEES AND EXPENSES. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification obligation to the Company's directors, officers, employees and agents as provided by the Company pursuant to its Certificate of Incorporation and By-laws or the BCL, or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of the Plan.

         11. INDEMNIFICATION. The Company shall continue to indemnify its directors and officers, in accordance with its Certificate of Incorporation and By-laws, the BCL and any contractual arrangements, for actions taken, including in connection with the Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to continue to maintain and/or to obtain insurance as may be necessary, appropriate or advisable to cover the Company's indemnification obligations.

         12. LIQUIDATING TRUST. The Board may, if the Board in its absolute discretion deems it necessary, appropriate or desirable, establish the Liquidating Trust and transfer assets and liabilities of the Company to the Liquidating Trust for the purposes of prosecuting and defending suits, by or against the Company, enabling the Company to settle and close its business, disposing of and conveying the property of the Company, discharging the liabilities of the Company and distributing to the Shareholders any remaining assets. The Board shall determine, in its absolute discretion, whether and when (during or immediately at the conclusion of the Liquidation Period) to transfer the Company's remaining assets to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board.

         13. UNKNOWN AND OTHER CREDITORS AND SHAREHOLDERS. Any assets distributable to any creditor of the Company or Shareholder who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall be paid to the New York State Comptroller, shall be treated as abandoned property within six months from the date fixed for the payment of the final liquidating distribution and shall be subject to the provisions of the New York State abandoned property law.

         14. LIQUIDATION UNDER SECTION 331. It is intended that the Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Section 331 of the Code.

         15. FILING OF TAX FORMS. The appropriate officer of the Company is authorized and directed, within thirty days after the Effective Date, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with the Plan and the carrying out thereof.


                                                                       Exhibit C

                          Audited Financial Statements


                      Index to Audited Financial Statements

                                                                                    Page

Report of Independent Auditors                                                       C-2

Net Assets in Liquidation as at February 28, 2001                                    C-3

Balance Sheet as at February 29, 2000                                                C-4

Statements of Operations for the two years ended February 28, 2001                   C-5

Statements of Shareholders' Equity for the two years ended February 28, 2001         C-6

Statements of Cash Flows for the two years ended February 28, 2001                   C-7


Notes to Financial Statements                                                C-8 to C-15


                                      C - 1

                         Report of Independent Auditors


To the Board of Directors and Shareholders of C-Phone Corporation

We have audited the balance sheet of C-Phone Corporation as of February 29, 2000, the related statements of income, retained earnings, and cash flows for the year then ended, and the statements of income, retained earnings, and cash flows for the year ended February 28, 2001. In addition, we have audited the statement of net assets in liquidation as of February 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, management expects that liquidation will occur. As a result, the Company has changed its basis of accounting as of February 28, 2001 from the going-concern basis to a liquidation basis.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C-Phone Corporation as of February 29, 2000, the results of its operations and its cash flows for the year then ended and for the year ended February 28, 2001 and its net assets in liquidation as of February 28, 2001, in conformity with accounting principles generally accepted in the United States applied on the bases described in the preceding paragraph.

/s/ Ernst & Young LLP

Raleigh, North Carolina
April 25, 2001

                               C-PHONE CORPORATION

                            NET ASSETS IN LIQUIDATION

                                                                                      February 28,
         ASSETS                                                                           2001
                                                                                      -------------

Cash and cash equivalents                                                             $     558,064
Restricted cash                                                                             150,000
Accounts receivable, net of allowance for doubtful accounts of $245,000                     111,431
Inventories, net                                                                            551,242
Prepaid expenses and other assets                                                            29,660
Property and equipment, net                                                                  75,000
Intellectual property rights                                                                115,000
                                                                                      -------------
          Total assets                                                                $   1,590,397
                                                                                      =============

          LIABILITIES AND NET ASSETS IN LIQUIDATION

Liabilities:
  Accounts payable                                                                    $     100,749
  Accrued expenses                                                                          166,221
  Accrued liquidation costs                                                                 988,161
  Deferred revenue                                                                            2,342
  Deposit on sale of assets                                                                 100,000
                                                                                      -------------
          Total liabilities                                                               1,357,473

Commitments and Contingencies (Notes 13 and 15)

Net assets in liquidation                                                                   232,924
                                                                                      -------------

          Total liabilities and net assets in liquidation                             $   1,590,397
                                                                                      =============

Number of common shares outstanding                                                       8,990,092
                                                                                      =============

Net assets in liquidation per common share                                            $     0 .03
                                                                                      =============

                               C-PHONE CORPORATION

                                  BALANCE SHEET

                                                                                      February 29,
         ASSETS                                                                           2000
                                                                                     --------------
Current assets:
  Cash and cash equivalents                                                          $    2,367,633
  Restricted cash                                                                           150,000
  Accounts receivable, net of allowance for doubtful accounts of $83,086                    210,497
  Inventories, net                                                                        1,051,804
  Prepaid expenses and other current assets                                                  89,689
                                                                                     --------------
          Total current assets                                                            3,869,623

Property and equipment, net                                                                 105,116
                                                                                     --------------

          Total assets                                                               $    3,974,739
                                                                                     ==============

          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                   $      255,551
  Accrued expenses                                                                          240,741
                                                                                     --------------
          Total current liabilities                                                         496,292

Commitments and Contingencies (Notes 13 and 15)

Shareholders' equity:
  Common stock, $.01 par value; 20,000,000 shares authorized;
     8,980,092 shares issued and outstanding                                                 89,801
  Paid-in capital                                                                        29,878,836
  Accumulated deficit                                                                   (26,490,190)
                                                                                     --------------
          Total shareholders' equity                                                      3,478,447
                                                                                     --------------

          Total liabilities and shareholders' equity                                 $    3,974,739
                                                                                     ==============

                                      C - 4

                               C-PHONE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                           for the years ended
                                                       ---------------------------
                                                       February 28,   February 29,
                                                          2001           2000
                                                       -----------    -----------

Net sales                                              $ 1,372,591    $ 1,346,114
Other revenue                                              265,453         55,036
                                                       -----------    -----------

     Total revenue                                       1,638,044      1,401,150

Cost of goods sold                                       1,121,846      1,227,927
Cost of other revenue                                       71,171          3,000
                                                       -----------    -----------

     Total cost of revenue                               1,193,017      1,230,927
                                                       -----------    -----------

     Gross profit                                          445,027        170,223

Operating expenses:
  Selling, general and administrative                    2,150,137      3,017,773
  Research, development and engineering                    486,516        658,879
                                                       -----------    -----------

     Total operating expenses                            2,636,653      3,676,652
                                                       -----------    -----------

     Operating loss                                     (2,191,626)    (3,506,429)

Interest income                                             76,383        142,801
Carrying value adjustment to convert from historical
  cost basis to liquidation basis                         (166,494)            --
Liquidation costs                                         (988,161)            --
                                                       -----------    -----------

     Net loss                                          $(3,269,898)   $(3,363,628)
                                                       ===========    ===========
Per-share data:
     Basic and diluted net loss per common share       $     (0.36)   $     (0.40)
                                                       ===========    ===========

Weighted average number of common
  shares outstanding                                     8,989,900      8,341,192
                                                       ===========    ===========

                               C-PHONE CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

           for the years ended February 28, 2001 and February 29, 2000


                                       Common Stock                                          Total
                                ------------------------ Paid-In Capital   Accumulated    Shareholders'
                                  Shares        Amount     Common Stock     Deficit          Equity
                                ---------   ------------ ---------------  ------------    ------------

Balance, February 28, 1999      7,978,605   $     79,786   $ 28,601,398   $(23,126,562)   $  5,554,622

Common stock issued to
  Sovereign Partners            1,001,487         10,015      1,277,438             --       1,287,453
Net loss                               --             --             --     (3,363,628)     (3,363,628)
                                ---------   ------------   ------------   ------------    ------------

Balance, February 29, 2000      8,980,092         89,801     29,878,836    (26,490,190)      3,478,447
                                ---------   ------------   ------------   ------------    ------------

Common stock issued to
 officer/employee                  10,000            100         24,275             --          24,375
Net loss                               --             --             --     (3,269,898)     (3,269,898)
                                ---------   ------------   ------------   ------------    ------------

Balance, February 28, 2001      8,990,092   $     89,901   $ 29,903,111   $(29,760,088)   $    232,924
                                =========   ============   ============   ============    ============

                               C-PHONE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                 for the years ended
                                                              ---------------------------
                                                              February 28,   February 29,
                                                                 2001           2000
                                                              -----------    ------------
Cash flows from operating activities:
  Net loss                                                    $(3,269,898)   $(3,363,628)
  Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization                                84,444        110,282
      Provision for inventory obsolescence                             --         78,147
      Carrying value adjustment to convert historical basis
      to liquidation basis                                        166,494             --
      Bad debt expense                                            138,959          8,119
      Changes in operating assets and liabilities:
        Accounts receivable                                       (39,893)      (112,899)
        Inventories                                               186,283         47,571
        Prepaid expenses and other current assets                  60,029         29,204
        Other assets                                                   --        136,503
        Accounts payable                                         (154,802)       (50,751)
        Accrued expenses                                          (74,520)      (152,329)
        Accrued liquidation costs                                 988,161             --
        Deferred revenue                                            2,342             --
                                                              -----------    -----------
          Net cash used in operating activities                (1,912,401)    (3,269,781)
                                                              -----------    -----------

Cash flows from investing activities:
  Purchase of restricted certificate of deposit                        --       (150,000)
  Equipment purchases, net of disposals                           (21,543)      (102,791)
                                                              -----------    -----------
          Net cash used in investing activities                   (21,543)      (252,791)
                                                              -----------    -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock, net                      24,375      1,287,453
  Deposit of sale of assets                                       100,000             --
                                                              -----------    -----------
          Net cash provided by financing activities               124,375      1,287,453
                                                              -----------    -----------

          Net decrease in cash and cash equivalents            (1,809,569)    (2,235,119)

Cash and cash equivalents, beginning of year                    2,367,633      4,602,752
                                                              -----------    -----------

Cash and cash equivalents, end of year                        $   558,064    $ 2,367,633
                                                              ===========    ===========

                               C-PHONE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                                  ------------

1.      THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

        C-Phone was incorporated in the State of New York on March 28, 1986. For more than the past five years, our business has consisted of the engineering, manufacturing and marketing of a line of stand-alone video conferencing systems, some of which operate over either analog or digital phone lines and some of which operate only over analog phone lines. During the last two years, our products have been marketed, in the United States and internationally, primarily to businesses and for special applications.

        Intention of Liquidation
        ------------------------

        In January 2000, we announced that we were exploring certain strategic alternatives and, in May 2000, our Board initiated discussions as to whether video conferencing was a sustainable business for us. In November 2000, we determined to wind down our video conferencing business and to consider a wider range of strategic alternatives including liquidation. In January 2001, we entered into a letter of intent, dated as of December 29, 2000, with Motion Media Technology Inc., for the sale of our video conferencing assets and, in connection therewith, sold to Motion Media some excess component inventory and a license for a recently developed product which had not yet been put into production. In March 2001, Motion Media hired most of our then remaining employees, agreed to (a) purchase inventory being held for sale, (b) purchase certain fixed assets that we no longer needed, and (c) assume the lease on our facility while allowing us to continue to occupy a portion of the space on a cost sharing arrangement. At a Special Meeting of shareholders to be held in the near future, approval will be requested to sell our remaining video conferencing assets to Motion Media and to authorize our dissolution and liquidation. Management expects that our liquidation will occur and, accordingly, has adopted the liquidation basis of accounting as of February 28, 2001 and for all subsequent periods.

        The assets available for distribution to shareholders on liquidation would be (a) our assets, less our liabilities, at February 28, 2001, after giving effect to the sale of our video conferencing assets and business to Motion Media, plus or minus (i) any sum by which the amount received from Motion Media is greater or less than the related carrying values on our February 28, 2001 statement of net assets in liquidation,
        (ii) any amount by which severance and other costs related to the sale and termination of our businesses are less or greater than the related accruals on our February 28, 2001 statement of net assets in liquidation, and (iii) any amounts by which the costs of liquidation and costs related to contingent liabilities, including pending and threatened litigation, are less or greater than the reserves therefor reflected on our February 28, 2001 statement of net assets in liquidation, minus (b) expenses incurred after February 28, 2001 which have not been contemplated in the accruals. The amount, if any, of the assets available for distribution to shareholders on liquidation will depend on whether shareholders approve the sale of our video conferencing assets and business to Motion Media and authorize our dissolution and liquidation.

        In accordance with the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated amounts. Estimates are based upon assumptions, with respect to which there are inherent and substantial uncertainties. The valuations presented in the accompanying Statement of Net Assets in Liquidation represent estimates, based on management's understanding of our present facts and circumstances, of (a) the realizable values of our assets, (b) our liabilities, and (c) the costs associated with carrying out our liquidation. Our actual values, liabilities and costs could be higher or lower than the amounts recorded as of February 28, 2001. Additionally, accrued expenses and accrued liquidation costs as of February 28, 2001 include estimates of costs to be incurred in carrying out our liquidation. These include a reserve for salary continuation costs and other estimated liabilities. Our actual costs could vary significantly from the related provisions due to uncertainty related to the length of time required to liquidate, the complexities associated with a liquidation and the contingencies which may arise during the liquidation.

1.      THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Cash and Cash Equivalents
        -------------------------

        Cash and cash equivalents includes all cash balances and highly liquid investments with a maturity of three months or less at the date of purchase.

        Concentration of Credit Risk
        ----------------------------

        Financial instruments which potentially subject us to concentrations of credit risk consist of trade receivables and cash deposits.

        Significant customers and concentrations of credit risk are discussed in
        Note 14. As discussed in Note 3, we maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits.

        Fair Value of Financial Instruments
        -----------------------------------

        The carrying value of our financial instruments, which consist of cash and cash equivalents, approximates the fair value because of the short maturities of these investments.

        Inventories
        -----------

        Inventories are stated at the lower of cost (first-in, first-out "FIFO" basis) or market. Inventories are presented net of valuation allowances necessary to reduce inventories to their net realizable value.

        Property and Equipment
        ----------------------

        Property and equipment is stated at cost and is depreciated by the double-declining-balance method over the estimated useful life of the assets, which range from three to seven years. Leasehold improvements are amortized over the remaining term of the lease or the useful life, if less. Major tooling costs are capitalized and amortized over the expected life of the tooling or the expected life of the related product, whichever is less. Expenditures for minor tooling, maintenance and repairs are charged to expense as incurred.

        Significant expenditures for betterments and renewals are capitalized. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition, and any gain or loss is reflected in operations.

        We assess the impairment of our long-lived assets, including property, plant and equipment, whenever economic events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Long- lived assets are considered to be impaired when the sum of the expected future operating cash flows, undiscounted and without interest charges, is less than the carrying values of the related assets.

        Income Taxes
        ------------

        We provide for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires that all deferred tax asset and liability balances be determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of our assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Temporary differences consist primarily of net operating losses, depreciation, allowance for doubtful accounts receivable and inventory valuation reserves.

        Revenue Recognition
        -------------------

        Product revenues are recognized when the product is shipped, collection of the purchase price is probable and we have no significant further obligation to the customer. Costs of remaining insignificant obligations, if any, are accrued as costs of revenue at the time of revenue recognition.

1.      THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Warranty
        --------

        We generally provide a one-year warranty on our products. Estimated warranty expenses are accrued and charged to cost of goods sold when the related revenues are recognized.

        Research and Development Costs
        ------------------------------

        Research and development expenditures are charged to expense as incurred.

        Net Loss per Share
        ------------------

        We calculate our earnings or loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share, which requires the presentation on the face of the income statement of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing the net income (loss) available to common shareholders by the weighted average number of outstanding common shares. The calculation of diluted earnings per share is similar to the calculation of basic earnings per share, except that the denominator includes dilutive common stock equivalents such as stock options and warrants. Common stock options and warrants are not included for the years ended February 28, 2001 and February 29, 2000, as they would be anti-dilutive.

        Accounting for Stock Options
        ----------------------------

        We adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, which permits us to continue to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. As we have decided to continue to apply APB Opinion No. 25, we have not recognized any compensation cost for options granted under our Amended and Restated 1994 Stock Option Plan. However, we have disclosed in Note 11 the pro forma impact on net loss had compensation cost been determined based on the fair value of the options at the grant date.

        Comprehensive Income
        --------------------

        Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and displaying of comprehensive income and its components including revenues, expenses, gains and losses in a full set of general purpose financial statements, became effective for us in fiscal 1999. This Statement requires the disclosure of an amount that represents total comprehensive income and the components of comprehensive income in a financial statement. We had no items of other comprehensive income or loss during fiscal 2001 or fiscal 2000.

        Advertising Costs
        -----------------

        Advertising costs are expensed as incurred.

        Effect of New Accounting Pronouncements
        ---------------------------------------

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. In June 1999, FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the FASB Statement No. 133, which stipulates the required adoption date to be all fiscal years beginning after June 15, 2000. We do not anticipate that the adoption of the new Statement will have a significant effect on our results of operations or financial position.

2.      ASSET SALE AGREEMENT WITH MOTION MEDIA

        In connection with our December 29, 2000 letter of intent with Motion Media, we sold Motion Media certain excess component inventory and a license for a recently developed product not yet put into production. We received $150,150 from the sale of the excess component inventory and $150,000 from the sale of the license,

2.      ASSET SALE AGREEMENT WITH MOTION MEDIA (Continued)

        which amounts are included in our fiscal 2001 revenues. In accordance with the letter of intent, these amounts are credited against the $1 million aggregate purchase price for our video conferencing assets and business set forth in the letter of intent. Thereafter during fiscal 2001, we received $100,000 from Motion Media under an Administrative Services Agreement, which amount, likewise, will be credited against the $1 million aggregate purchase price, and is treated as a deposit on sale of assets as of February 28, 2001.

        Following due diligence and further negotiations, a definitive asset sale agreement was executed with Motion Media on March 9, 2001, which among other things obligated us to maintain the operations of our video conferencing business, on a limited basis, until the closing of the asset sale. At the end of March 2001, Motion Media hired substantially all of our then remaining employees involved in the video conferencing business and agreed to (a) purchase certain inventory items being held for sale, (b) purchase certain fixed assets that we no longer needed, and (c) assume the lease obligation on our facility as of May 1, 2001. All of our agreements with Motion Media were considered in our determination of the estimates we used in the preparation of our financial statements for the year ended February 28, 2001, and the carrying values for our inventory, fixed assets and intellectual property rights were adjusted at February 28, 2001 to reflect such agreements.

3.      CASH AND CASH EQUIVALENTS

        We place our cash and cash equivalents with various financial institutions. At times, the amount of cash and cash equivalents in any one financial institution may be in excess of the FDIC insurance limits. At February 28, 2001 and February 29, 2000, our cash equivalents were primarily overnight repurchase agreements for discount notes issued by the United States Treasury or United States government agencies. The aggregate fair value of these investments approximated the amortized cost at February 28, 2001 and February 29, 2000.

4.      RESTRICTED CASH

        Our restricted cash consists of a certificate of deposit in a bank which is collateral for a letter of credit in the amount of $150,000. The letter of credit expires September 2, 2001, and was issued to our contract manufacturer to secure our obligations under our agreement with it. We have fulfilled our obligations under the agreement and the contract manufacturer has agreed to cancel the letter of credit prior to its expiration date. When this occurs, the certificate of deposit will no longer be restricted.

5.      INVENTORIES

        Inventories consist of the following at February 28, 2001 and February 29, 2000:

                                              2001                   2000
                                           -----------           ------------

               Raw materials               $   256,237           $    378,866
               Work in process                   4,711                193,665
               Finished goods                  290,294                479,273
                                           -----------           ------------
                                           $   551,242           $  1,051,804
                                           ===========           ============

        We wrote off obsolete inventory in the amount of $78,147 in fiscal 2000. In fiscal 2001, we wrote down our remaining inventory by $314,279 to reflect its net realizable value based on the terms of the sale to Motion Media as discussed in Note 2. Inventory reserves were $548,116 and $471,581 at February 28, 2001 and February 29, 2000, respectively.

6.      PROPERTY AND EQUIPMENT

        Property and equipment consist of the following at February 28, 2001 and February 29, 2000:

                                                                         2001                2000
                                                                     -------------       -------------
               Machinery and equipment                               $     936,876       $     919,553
               Furniture and fixtures                                       34,076              33,308
               Leasehold improvements                                      105,234             101,782
                    Adjustment in carrying value                            32,785                   -
                                                                     -------------       -------------
                                                                         1,108,971           1,054,643
               Less accumulated depreciation and amortization            1,033,971             949,527
                                                                     -------------       -------------
                                                                     $      75,000       $     105,116
                                                                     =============       =============

7.      INTELLECTUAL PROPERTY RIGHTS

        The carrying basis for intellectual property rights at February 28, 2001 has been was adjusted to $115,000 to reflect the terms of the sale to Motion Media as discussed in Note 2.

8.      SHAREHOLDERS' EQUITY

        On September 18, 1998, we entered into a private equity credit agreement with Sovereign Partners, L.P. Pursuant to this agreement, Sovereign Partners agreed to purchase up to $5 million of our common stock during the 18-month period ending on September 30, 2000. During August 1999, we sold Sovereign Partners 395,426 shares of common stock under the agreement and received gross proceeds of $500,000, or $1.26 per share. Our net proceeds were $408,726 after related fees and expenses of $91,274. During November 1999, we sold Sovereign Partners 606,061 shares of common stock under the agreement and received gross proceeds of $1,000,000, or $1.65 per share. Our net proceeds were $878,727 after related fees and expenses of $121,273. In negotiating the November 1999 sale, Sovereign Partners waived the average closing bid price condition and agreed to a purchase price per share of $1.65.

9.      COMMON STOCK RESERVED FOR FUTURE ISSUANCE

        At February 28, 2001, we had reserved a total of 791,580 of our authorized 20,000,000 shares of common stock for future issuance under our stock option plan. See Note 11.

10.     RELATED PARTY TRANSACTIONS

        We have leased our office, manufacturing and warehouse space from two of our principal shareholders, one of whom is a director and the other of whom was a director for a portion of fiscal 2001. See Note 13. During fiscal 2001, we entered into an arrangement to provide engineering development and other services to a separate company founded by the same two principal shareholders. The revenues from these services were $90,092 during fiscal 2001. The original arrangement contemplated that we would manufacture a product for this company following the completion of engineering development. Due to the decision to wind down our operations, we sold this company the component inventory which we had purchased in anticipation of producing the product. The revenues from the sale of this inventory were $34,756 during fiscal 2001.

11.     STOCK OPTION PLAN

        Our stock option plan provides for the grant of options to officers, directors, employees and consultants. Options may be either incentive stock options or non-qualified stock options, except that only employees may be granted incentive stock options. Options generally vest over a period of three years. The maximum term of an option is ten years. The plan terminates in August 2004, though options granted prior to termination may expire after that date.

        Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan, consistent with the method of Statement of Financial Accounting Standards No. 123 (see Note
        1), our net loss and net loss per share would have increased to the pro forma amounts indicated below:


                                                  Fiscal 2001                        Fiscal 2000
                                           ----------------------              ---------------------
                                              As             Pro                  As            Pro
                                           Reported         Forma              Reported        Forma
                                           --------         -----              --------        -----

               Net loss (in thousands)      $3,270          $3,371              $3,364         $3,403
               Net loss per share            $0.36          $0.38               $0.40          $0.41

        The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing method with the following weighted average assumptions used for grants.


                                                2001                 2000
                                           -------------        --------------

               Dividend yield                    0%                   0%
               Expected volatility         99.0% - 133.0%           99.0%
               Risk-free interest rate     5.17% to 6.63%       5.17% to 6.24%
               Expected lives, in years          1                 5 to 10

        The weighted average fair value per share of options granted during fiscal 2001 and fiscal 2000 was $1.40 and $1.17, respectively.

        A summary of the status of the plan at February 28, 2001 and February 29, 2000 and the changes during the years then ended is presented below:

                                                       2001                           2000
                                            ---------------------------    ----------------------------
                                              Shares        Weighted         Shares         Weighted
                                            Underlying      Average        Underlying       Average
                                             Options     Exercise Price     Options      Exercise Price
                                            ----------   --------------    ----------    --------------

        Outstanding at beginning of year        391,350       $3.63            407,277        $5.81
        Granted                                 182,000       $2.09            152,700        $1.55
        Forfeited                              (137,500)      $3.48           (168,627)       $4.61
                                           ------------                   ------------
        Outstanding at end of year              435,850       $3.04            391,350        $3.63
                                           ============                   ============
        Exercisable at end of year              198,506       $4.31            206,161        $4.92
                                           ============                   ============

        The following table summarizes information about stock options under the plan at February 28, 2001:


                                    Options Outstanding                            Options Exercisable
                                   ---------------------                           -------------------
                                          Weighted             Weighted                         Weighted
   Range of           Number          Average Remaining        Average           Number          Average
Exercise Price      Outstanding       Contractual Life      Exercise Price    Exercisable    Exercise Price
--------------      -----------       ----------------      --------------    -----------    --------------
 $0.84 - $1.69        121,200               4.45                $1.17            30,238           $1.35
 $2.94 - $3.38        240,350               2.95                $2.77            93,968           $3.19
     $4.50              7,500               7.42                $4.50             7,500           $4.50
 $5.95 - $6.91         30,400               2.74                $6.29            30,400           $6.29
     $7.00             15,000               3.86                $7.00            15,000           $7.00
     $8.38             18,900               1.71                $8.38            18,900           $8.38
    $10.38              2,500               1.19                $10.38            2,500          $10.38
                      -------                                                   -------
                      435,850                                                   198,506
                      =======                                                   =======

        Subsequent to February 28, 2001, no options were granted under the plan.

12.     RETIREMENT PLAN

        Effective November 15, 1999, full-time employees who have completed three months of service are eligible to participate in a company sponsored 401(k) plan. Contributions to the plan, which are determined at the discretion of our Board of Directors, were $12,822 and $3,090 for the years ended February 28, 2001 and February 29, 2000, respectively.

13.     COMMITMENTS

        We have leased office, manufacturing and warehouse space, totaling approximately 15,000 square feet, from two of our principal shareholders. See Note 10. Under the lease, we pay all real estate taxes and maintenance costs, and maintain property and liability insurance on the leased property. The lease currently expires on April 30, 2002. The lease provided for monthly rental payments of $6,280. Monthly rental payments increased effective as of May 1, 2001 when the lease was assumed by Motion Media and we were released from further obligations under the lease.

        The future minimum aggregate lease payments under this operating lease at February 28, 2001 are $12,560 for the fiscal year ending February 28, 2002. Rent expense was $75,360 in fiscal 2001 and fiscal 2000.

14.     SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

        We monitor the granting of credit to all our customers and, generally, no collateral is required. In fiscal 2001, net revenues from three major customers exceeded 10% of total net revenues and, in fiscal 2000, net revenues from one major customer exceeded 10% of total net revenues. Net revenues from these major customers were as follows:

                                          2001                       2000
                                       ------------              ------------
                Customer A            $    403,714              $          --
                Customer B                 209,561                    125,023
                Customer C                  57,599                    186,658
                                      ------------              -------------
                                      $    670,874              $     311,681
                                      ============              =============

         Net accounts receivable from these customers were as follows at February 28, 2001 and February 29, 2000

                                          2001                      2000
                                      ------------              -------------

                Customer A            $     15,970              $          --
                Customer B                       -                     82,486
                Customer C                   1,283                     52,148
                                      ------------              -------------
                                      $     17,253              $     134,634
                                      ============              =============

        In addition to the above customers, our net revenues for fiscal 2001 includes $300,150 of revenues from Motion Media, consisting of $150,150 from the sale of raw material inventory and $150,000 in license revenue.

        We had net revenues from customers located outside of the United States of $406,444 and $329,062 during fiscal 2001 and fiscal 2000, respectively. All of our foreign sales are denominated in U.S. dollars and generally are made either on a prepaid basis or against letters of credit.

15.     CONTINGENCIES

        An action by the former owner of the "C-Phone" trademark seeking to cancel our registration of the trademark is pending before the U.S. Patent and Trademark Office's Trial and Appeals Board. If we are unable to satisfactorily resolve this matter with the former owner or are not successful in the current Patent and Trademark Office proceeding, we may need to change the identifying name on some of our products. In addition, we may determine that it is appropriate to change our corporate name. We also may be subject to damages, if it can be shown that we have infringed the former owner's common law rights. We presently are in settlement negotiations which would allow us to continue to use the trademark for a period of up to one year in order to sell out our existing inventory and use our remaining marketing materials. Our current products do not use this trademark exclusively and the continuation of the use of the trademark is not essential to the sale to Motion Media discussed in Note 2.

        We also are involved in various legal proceedings which are incidental to the conduct of our business. Although the final resolution of these matters cannot be determined, our management's opinion is that the final outcome of these matters will not have a material adverse effect on our financial position or results of operations.

16.     INCOME TAXES

         The significant components of the deferred tax were as follows at February 28, 2001 and February 29, 2000:

                                                             2001                 2000
                                                        ---------------     ---------------
        Net operating loss carryforwards                $    11,226,904     $     9,225,635
        Alternative minimum tax credit carryforwards                 --                  --
        Allowance for doubtful accounts                         103,947             196,361
        Research and development tax credit                          --                  --
        Inventory reserve                                       277,433             247,213
        Fixed assets                                             86,844              76,157
        Unicap                                                   67,421              46,273
        Other                                                    34,952              32,798
        Deferred tax assets                                  11,797,501           9,824,437
        Valuation allowance                                 (11,797,501)         (9,824,437)
                                                        ---------------     ---------------
                 Net deferred tax assets                $            --     $            --
                                                        ===============     ===============

        We provide a valuation allowance for deferred tax assets that are not expected to be realized. Due to the recent net losses incurred by us, a valuation allowance has been established for all deferred tax assets.

        Reconciliation of differences between the statutory U.S. Federal income tax rate and our effective tax rate are as follows:

                                                                2001           2000            1999
                                                              ---------      ---------       ---------

               Federal statutory income tax rate                    (34)%          (34)%           (34)%
               State income taxes, net of federal benefit            (5)            (5)             (5)
               Valuation allowance increase                          39             39              39
                                                              ---------      ---------       ---------
                                                                      0%             0%              0%
                                                              =========      =========       =========

        At February 28, 2001, we estimate that we had available net operating loss carryforwards of approximately $26,000,000 for Federal and state purposes, which may be used to reduce future taxable income, if any. The Federal carryforwards begin to expire in 2009 and the state carryforwards begin to expire in 2011. The Federal net operating loss carryforward may be subject to limitation under the rules regarding changes in stock ownership as determined under the Internal Revenue Code.

                               C-PHONE CORPORATION
                                      PROXY
               Special Meeting of Shareholders - September 7, 2001
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned shareholder of C-Phone Corporation (the "Company") hereby constitutes and appoints Paul H. Albritton and Kurt Svendsen, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of the Company's common stock which the undersigned is entitled to vote at the Special Meeting of shareholders to be held at the Holiday Inn Express Hotel & Suites, 160 Van Campen Boulevard, Wilmington, North Carolina, on September 7, 2001, at 9:30 a.m., and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Special Meeting.


Please complete, date, sign, and return this proxy promptly in the envelope provided, whether you plan to attend the Special Meeting or not. If you do plan to attend, you may, of course, vote your shares in person. This proxy will be voted as directed or, if no direction is indicated, will be voted in favor of the proposed items of business.

Please mark vote in box, using dark ink only, in the following manner:  |X|

1. To approve an amendment to the Company's Certificate of Incorporation to enable the holders of a majority of the outstanding shares of the Company's common stock to authorize any merger, consolidation or dissolution, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company.

               |_| For      |_| Against      |_| Abstain

2. To approve the proposed sale of substantially all of the Company's business and assets to Motion Media Technology Inc. and authorize the Company's Board of Directors to effect the dissolution and liquidation of the Company.

               |_| For     |_| Against      |_| Abstain

Each of the foregoing matters has been proposed by the Company and is independent and not conditioned on the approval of the other matter.

3. In their discretion, upon such other matters as properly may come before the Special Meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one) at said Special Meeting and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Special Meeting of shareholders and the Proxy Statement accompanying said Notice.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS.

IN WITNESS WHEREOF, the undersigned has signed this proxy.

Dated:                                         , 2001
       ---------------------------------------

-------------------------------------
Shareholder(s) signature

------------------------------------
Shareholder(s) signature


NOTE: Signature(s) of shareholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.



NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed envelope.